As filed with the Securities and Exchange Commission August 3, 2006	File No. 333-127532

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-1

TO

FORM S-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SYNTHETIC BLOOD INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	8731	22-3067701
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

3189 Airway Avenue, Building C, Costa Mesa, CA 92626

(714) 427-6363

(Address and telephone number of registrant’s principal offices)

Robert W. Nicora

3189 Airway Avenue, Building C, Costa Mesa, CA 92626

(714) 427-6363

(Name, address and telephone number of agent for service)

Copies to:

Mark E. Lehman, Esq.

Parsons Behle & Latimer

201 South Main Street, Suite 1800, Salt Lake City, UT 84111

Telephone: (801) 532-1234/ Fax: (801) 536-6111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this Registration Statement is a combined prospectus that also relates to the following:

•	Registration Statement on Form S-2, Registration No. 333-122057, declared effective January 28, 2005, and amended by Post-Effective Amendment No. 1 that was filed August 15, 2005. Of the securities initially registered pursuant to Registration Statement No. 333-122057, 9,437,500 common shares in the registered dollar amount of $2,595,312.50 remain unsold. Pursuant to Rule 429, this Registration Statement shall act, upon effectiveness, as Post-Effective Amendment No. 2 to Registration Statement No. 333-122057. All fees were paid with the initial filing.

•	Registration Statement on Form S-2, Registration No. 333-118759, filed with the Securities and Exchange Commission on September 2, 2004, and subsequently amended pursuant to Rule 429 by the prospectus included in Post-Effective Amendment No. 1 to the Registrations Statement No. 333-122057 referenced above. Of the securities initially registered pursuant to Registration Statement No. 333-118759, 2,266,666 common shares in the registered dollar amount of $1,065,333 remain unsold. Pursuant to Rule 429, this Registration Statement shall act, upon effectiveness, as Post-Effective Amendment No. 2 to Registration Statement No. 333-118759. All fees were paid with the initial filing.

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.01 par value	13,453,812 Shares (1)	$0.227	$3,054,016	$359.46

Common Stock $0.01 par value	8,409,803 Shares (2)	$0.242	$2,035,172	$239.54

Common Stock $0.01 par value	46,250 Shares (3)	$0.242	$11,193	$1.32

Total	21,909,865 Shares (4)		$5,100,381	$600.32

(1)	These shares are issuable upon conversion of convertible debentures held by certain of the selling security holders. The amount registered also includes such additional shares as may hereafter be offered or issued resulting from anti-dilution provisions of the convertible debentures in accordance with Rule 416 under the Securities Act of 1933. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the convertible debenture to account for market fluctuations and anti-dilution and price protection adjustments. Should such adjustments result in our having insufficient shares registered to meet our contractual obligations, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares. The offering price and gross offering proceeds for these shares are estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (g) of Rule 457 under the Securities Act of 1933 based on the average of the closing bid and asked prices of our common stock on August 10, 2005 in the over-the-counter market, which was $0.227 and is higher than the conversion price for the convertible debentures.

(2)	These shares are issuable upon exercise of warrants held by certain of the selling security holders. The amount registered also includes such additional shares as may hereafter be offered or issued resulting from anti-dilution provisions of the warrants in accordance with Rule 416 under the Securities Act of 1933. The offering price and gross offering proceeds for these shares are estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (g) of Rule 457 under the Securities Act of 1933 based on the exercise price of the warrants, which is higher than the average of the closing bid and asked prices of our common stock on August 10, 2005 in the over-the-counter market.

ii

(3)	These shares are issuable on exercise of warrants held by a registered broker that participated in placing the convertible debentures and warrants with the selling security holders. The amount registered also includes such additional shares as may hereafter be offered or issued resulting from anti-dilution provisions of the warrants in accordance with Rule 416 under the Securities Act of 1933. The offering price and gross offering proceeds for these shares are estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (g) of Rule 457 under the Securities Act of 1933 based on the exercise price of the warrants, which is higher than the average of the closing bid and asked prices of our common stock on August 10, 2005 in the over-the-counter market.

(4)	Of the securities initially registered, 13,008,235 common shares in the registered dollar amount of $3,079,711 remain unsold. All fees were previously paid with the initial filing.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

iii

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion: August 3, 2006

Prospectus

SYNTHETIC BLOOD INTERNATIONAL, INC.

COMMON STOCK

This prospectus relates to the offer and sale, from time to time, of shares of our common stock by the selling security holders listed on page 24 of this prospectus, or their transferees. The selling security holders may sell up to 24,712,401 shares of our common stock, including the following.

•	Up to 4,552,182 shares of common stock underlying convertible debentures in the remaining aggregate principal amount of $405,642. The principal amount of the convertible debentures outstanding at any given time is convertible into our common stock at the option of the holders at the rate of $0.22 of principal per share. The convertible debentures, originally issued in July 2005 in the total principal amount of $1,849,998, are repaid in 33 equal monthly installments, which began November 11, 2005, and such payments may, at our election and subject to certain conditions, be made with our common stock priced at the lower of $0.22 or 80 percent of the volume weighted average price for the common stock over the five trading days prior to the payment date.

•	Up to 8,456,053 shares issuable upon the exercise of common stock purchase warrants that have an exercise price of $0.242 per share and expire July 13, 2008.

•	Up to 2,266,666 shares issuable upon the exercise of common stock purchase warrants that have an exercise price of $0.47 per share and expire May 31, 2009.

•	Up to 437,500 shares issuable upon the exercise of common stock purchase warrants that have an exercise price of $0.275 per share and expire September 30, 2007.

•	Up to 9,000,000 shares issuable upon the exercise of common stock purchase warrants that have an exercise price of $0.275 per share and expire December 31, 2007.

The selling security holders may sell common stock from time to time at the prevailing market price or in negotiated transactions. The selling security holders may be deemed underwriters of the shares of common stock that they are offering. We will pay the expenses of registering these shares.

Synthetic Blood will benefit from a conversion of the convertible term note to equity. Synthetic Blood will receive the proceeds from exercise of warrants, if any are exercised. Synthetic Blood will not receive any proceeds or benefit from resale of the shares by the selling security holders.

Quotations for our common stock are reported on the OTC Bulletin Board under the symbol “SYBD.” On August 1, 2006, the closing bid price for our common stock was $0.11 per share.

See “ Risk Factors” beginning on page 2 of this prospectus for information you should consider before you purchase shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, or incorporated by reference into this prospectus, contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement.” Further, when we use the words “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “internal,” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

PROSPECTUS SUMMARY

Our company

Synthetic Blood International, Inc. is engaged in the business of developing biotechnology products. We are currently focusing on developing Oxycyte™, a product we believe is a safe and effective alternative to transfused blood for use in surgical and similar medical situations. In addition, we also have under development Fluorovent™, an oxygen exchange fluid for facilitating the treatment of lung conditions, and a biosensor implant product that uses an enzyme process for measuring the glucose level in subcutaneous fluid.

We received approval of our Investigational New Drug application for Oxycyte filed with the U.S. Food and Drug Administration (FDA) and began Phase I clinical studies in October 2003, which were completed in December 2003. Phase II clinical studies began in the fourth quarter 2004. We expect to commit a substantial portion of our financial and business resources over the next three years to testing Oxycyte and advancing this product to the point it has regulatory approval for use in one or more medical applications.

Fluorovent and our biosensor implant are still at the animal testing stage and we have not filed any applications with the FDA for human testing of these products. Since we will likely devote less of our time and resources to advancing these products because of the priority placed on Oxycyte, we do not expect we will be in a position to file any applications for these products with the FDA in the near future.

Our offices are located at 3189 Airway Avenue, Building C, Costa Mesa, CA 92626. The telephone number is (714) 427-6363.

The offering

Extinguishment of debt assuming all convertible debentures covering shares that may be offered by selling security holders are converted	$405,642
Proceeds to Synthetic Blood assuming all warrants covering shares that may be offered by selling security holders are exercised	$5,707,011
Use of proceeds from warrant exercise	Working capital
OTC Bulletin Board Symbol	SYBD

Financial information

The following financial information is qualified by reference to the financial statements of Synthetic Blood included at the end of this prospectus.

Statements of Operations Data

	Year ended April 30
	2006	2005	2004
Revenues	$—	$—	$—
Expenses:
Research and development	1,204,577	1,277,125	1,266,423
General and administrative expenses	1,274,014	1,407,487	1,000,782
Interest	1,655,874	—	—
Other income (expense)	(67,872)	(11,814)	(18,002)

Net Loss	$(4,066,593)	$(2,672,798)	$(2,249,203)

Net loss per share, basic and diluted	$(0.03)	$(0.02)	$(0.02)

Balance Sheet Data

	April 30,
	2006	2005
Working capital (deficit)	$(269,965)	$352,505
Total assets	$610,788	$1,262,345
Long-term liabilities	$—	$—
Stockholders’ equity	$186,216	$948,401

Where you can find information about Synthetic Blood

We currently file periodic reports pursuant to the Securities Exchange Act of 1934. All of our reports, such as annual and quarterly reports, and other information are filed electronically with the Securities and Exchange Commission (SEC). The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

RISK FACTORS

An investment in Synthetic Blood involves a high degree of risk and common stock should not be purchased by anyone who cannot afford the loss of his or her entire investment. You should carefully consider all of the following risk factors discussed below as well as other information in the prospectus before purchasing the common stock. The risks described below are not all of the risks facing us. Additional risks, including those that are currently not known to us or that we currently deem immaterial, may also impair our business operations.

We will need to raise additional capital to continue our business.

We do not have the working capital necessary to fund our operations in fiscal year 2007. We need financing immediately to cover administrative expenses and on-going expenses of testing Oxycyte. Management is actively seeking additional sources of equity and/or debt financing; however there is no assurance that any additional funding will be available. Should we be unable to obtain additional financing to meet our short-term needs, we may be forced to cease operations. These factors raise substantial doubt about our ability to continue as a going concern.

We will need to raise substantial amounts of additional capital to complete the clinical testing of Oxycyte and, if approved for commercial use, establish commercial production of Oxycyte. In addition, we will require funding to pursue development of Fluorovent and our glucose biosensor, and to cover our ongoing administrative and corporate obligations. Our future capital requirements will depend on many factors, including the scope and results of our clinical trials, the timing and outcome of regulatory reviews, administrative and legal expenses, the status of competitive products, the establishment of manufacturing capacity, and the establishment of collaborative relationships. We cannot ensure that this additional funding will be available or, if it is available, that it can be obtained on terms and conditions we find acceptable.

As a result of the foregoing circumstances our independent registered public accounting firm has, and is likely in the future to, include an explanatory paragraph in their audit opinions based on uncertainty regarding our ability to continue as a going concern. An audit opinion of this type may interfere with our ability to issue our securities to the public or in private transactions. Any additional funding derived from the sale of equity securities may result in significant dilution to our existing stockholders.

We are currently a one product company, so our future depends on the success of that product.

We have limited financial resources, so at present we are using these resources solely on developing our Oxycyte blood substitute product. We have stopped development on Fluorovent, our oxygen carrying liquid, and our implantable glucose biosensor until additional financing is obtained. Consequently, we are focusing all our resources on advancing Oxycyte to the point it receives regulatory approval for one or more medical uses, and if this effort is unsuccessful we may not have resources to pursue development of our other products and our business would terminate. Furthermore, by delaying development of Fluorovent and our implantable glucose biosensor, these technologies may become obsolete by the time we have sufficient capital to resume development and testing of these products, so the funds expended on these products to date would be lost, as well as our opportunity to benefit if the products could be successfully developed.

We are required to conduct additional clinical trials in the future, which are expensive and time consuming, and the outcome of the trials is uncertain.

We completed Phase I clinical trials on Oxycyte in December 2003, and started Phase II clinical testing in the fourth quarter of 2004. If we are successful with our Phase II trials (of which there is no assurance) we will need to conduct Phase III trials. All of these clinical trials and testing will be expensive and time-consuming and the timing of the FDA review process is uncertain. The FDA or we may in the future suspend clinical trials at any time if it is believed that the subjects participating in such trials are being exposed to unacceptable health risks. We cannot ensure that we will be able to complete our clinical trials successfully or obtain FDA approval of Oxycyte, or that FDA approval, if obtained, will not include limitations on the indicated uses for which Oxycyte may be marketed. Our business, financial condition and results of operations are critically dependent on receiving FDA approval of Oxycyte. A significant delay in our planned clinical trials or a failure to achieve FDA approval would have a material adverse effect on us and could result in the cessation of our business.

Our activities are and will continue to be subject to extensive government regulation, which is expensive and time consuming, and we won’t be able to sell our product without regulatory approval.

Our research, development, testing, manufacturing, marketing and distribution of Oxycyte are, and will continue to be, subject to extensive regulation, monitoring and approval by the FDA. There are significant risks at each stage of the regulatory scheme.

Product approval stage

During the product approval stage we attempt to prove the safety and efficacy of our product for its indicated uses. There are numerous problems that could arise during this stage, including:

•	The data obtained from clinical trials are susceptible to varying interpretations, which could delay, limit or prevent FDA regulatory approval.

•	The lack of established criteria for evaluating the effectiveness of blood substitute products could delay or prevent FDA regulatory approval.

•	At any time the FDA could change policies and regulations that could result in delay and perhaps rejection of our product.

•	Even after extensive clinical trials, there is no assurance regulatory approval will ever be obtained for Oxycyte.

Commercialization approval stage

We will be required to file a Biologics License Application, or BLA, with the FDA in order to obtain regulatory approval for the commercial production and sale of Oxycyte in the United States. Under FDA guidelines, the FDA may comment upon the acceptability of a BLA following its submission. After a BLA is submitted there is an initial review by the FDA to be sure that all of the required elements are included in the submission. There can be no assurance that the submission will be accepted for filing or that the FDA may not issue a refusal to file, or RTF. If an RTF is issued, there is opportunity for dialogue between the sponsor and the FDA in an effort to resolve all concerns. There can be no assurance that such a dialogue will be successful in leading to the filing of the BLA. If the submission is filed, there can be no assurance that the full review will result in product approval.

Post-commercialization stage

Discovery of previously unknown problems with Oxycyte or unanticipated problems with our manufacturing arrangements, even after FDA approval of Oxycyte for commercial sale, may result in the imposition of significant restrictions, including withdrawal of Oxycyte from the market.

Additional laws and regulations may also be enacted that could prevent or delay regulatory approval of Oxycyte, including laws or regulations relating to the price or cost-effectiveness of medical products. Any delay or failure to achieve regulatory approval of commercial sales of Oxycyte is likely to have a material adverse effect on our financial condition.

The FDA continues to review products even after they receive agency approval. If and when the FDA approves Oxycyte, its manufacture and marketing will be subject to ongoing regulation, including compliance with current good manufacturing practices, adverse event reporting requirements and the FDA’s general prohibitions against promoting products for unapproved or “off-label” uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of Oxycyte. In addition, the FDA could withdraw a previously approved product from the market upon receipt of newly discovered information. The FDA could also require us to conduct additional, and potentially expensive, studies in areas outside our approved indicated uses.

We are a development stage company without revenues or profits, which raises doubt about our ability to continue as a going concern.

Synthetic Blood began research and development activities in 1990 and is a development stage company. We have been engaged for the past 16 years in the development and testing of Oxycyte, Fluorovent, and our glucose biosensor. No revenues have been generated to date from commercial sales of any of our products. Our revenues to date have consisted solely of interest earned on funds held until applied in the development of our products. At April 30, 2006 our accumulated deficit during the development stage is $27,689,324. We will require substantial amounts of outside financing to fund future testing and development of our products. We cannot ensure that our clinical testing will be successful, that regulatory approval of Oxycyte or any of our other products will be obtained, that Oxycyte or any of our other products can be manufactured at an acceptable cost and in appropriate quantities, or that there will be a viable market for any of our products. The foregoing factors raise substantial doubt about our ability to continue as a going concern.

Presently we are focusing on developing Oxycyte, which is subject to a high level of technological risk.

We completed Phase I clinical trials on Oxycyte in December 2003, and we expect we will devote a substantial portion of our financial and managerial resources to pursuing Phase II and Phase III clinical trials on this product over the next three years. As our other products are not as far along in the development and approval process as Oxycyte, our opportunity to generate product revenues within the next four to five years is most likely dependent on successful testing and commercialization of Oxycyte for surgical and similar acute blood replacement applications. The biomedical field has undergone rapid and significant technological changes. Technological developments may result in Oxycyte becoming obsolete or non-competitive before we are able to recover any portion of the research and development and other expenses we have incurred to develop and clinically test Oxycyte. Any such occurrence would have a material adverse effect on our operations and could result in the cessation of our business.

We are not certain that we will be able to manufacture Oxycyte commercially.

Commercial-scale manufacturing of Oxycyte will require development of a manufacturing capability that is significantly larger than the capacity currently in place to produce Oxycyte for our clinical trials. We do not intend to build our own production facility, but instead will rely on third party manufacturers to produce our product. We have not established any arrangement for commercial production of Oxycyte with any manufacturer, and there can be no assurance that we will be able to establish such an arrangement on terms acceptable to us. Moreover, in order to seek FDA approval of the sale of Oxycyte produced at a third party manufacturing facility, we may be required to conduct a portion of our clinical trials with product manufactured at that facility. Accordingly, a delay in achieving scale-up of commercial manufacturing capabilities when needed will have a material adverse effect on sales of Oxycyte. Additionally, the manufacture of Oxycyte will be subject to extensive government regulation. Among the conditions for marketing approval is that our quality control and manufacturing procedures conform to the FDA’s good manufacturing practice regulations. We cannot ensure that we will be able to obtain the necessary regulatory clearances or approvals to manufacture Oxycyte on a timely basis or at all.

There are significant competitors developing similar products.

If approved for commercial sale, Oxycyte will compete directly with established therapies for acute blood loss and may compete with other technologies currently under development. We cannot ensure that Oxycyte will have advantages, which will be significant enough to cause medical professionals to adopt it rather than continue to use established therapies or to adopt other new technologies or products. We also cannot ensure that the cost of Oxycyte will be competitive with the cost of established therapies or other new technologies or products. The development of blood substitute products is a rapidly evolving field. As there is currently no blood substitute product on the market, competition to develop an efficacious and accepted product is intense. Several companies have developed or are in the process of developing technologies that are, or in the future may be, the basis for products that will compete with Oxycyte. Certain of these companies are pursuing different approaches or means of accomplishing the therapeutic effects sought to be achieved through the use of Oxycyte.

These companies and others have substantially greater financial resources, larger research and development staffs, more extensive facilities and more experience than Synthetic Blood in testing, manufacturing, marketing and distributing medical products. We cannot ensure that one or more other companies will not succeed in developing technologies or products that will become available for commercial use prior to Oxycyte, which could be more effective or less costly than Oxycyte or would render Oxycyte obsolete or non-competitive.

We do not have experience in the sale and marketing of medical products.

We have no experience in the sale or marketing of medical products. We have not decided upon a marketing strategy. We do not know of any third party that is prepared to distribute Oxycyte should it be approved. If we decide to establish our own marketing capability, we will need to recruit, train and retain a marketing staff and sales force with sufficient technical expertise. We do not know whether we can establish a marketing program at a cost that is acceptable in relation to revenue or whether we can be successful in marketing our product. Failure to successfully market Oxycyte or to do so on a cost effective basis would likely result in failure of our business.

We have a history of losses and our future profitability is uncertain.

During fiscal year ended April 30, 2006, we incurred a net loss of $4.1 million, and we incurred net losses of $2.7 million in fiscal year 2005 and $2.2 million in fiscal year 2004. We will not generate operating revenue unless and until one of our products is approved for commercial sale and sales activity begins. We will require substantial additional funds to complete clinical trials, pursue regulatory approval for our products, establish commercial scale manufacturing capabilities, and establish marketing, sales, and administrative capabilities. Expenditures for these purposes will result in substantial losses for at least the next several years. The expense and the time required to realize any product revenues or profitability are highly uncertain. We cannot ensure that we will be able to achieve product revenues or profitability on a sustained basis, or at all, and we may be unable to ever establish Synthetic Blood as a going concern.

The market may not accept our product.

Human blood collection, distribution, and medical application are well established and accepted. Competitors may develop new technologies or products, which are effective, competitively priced, and accepted for various medical uses. We cannot ensure that the efficacy and pricing of Oxycyte, considered in relation to Oxycyte’s expected benefits, will be perceived by health care providers and third party payers as cost-effective, or that the price of Oxycyte will be competitive with transfused blood or with other new technologies or products. Our results of operations may be adversely affected if the price of Oxycyte is not considered cost-effective or if Oxycyte does not otherwise achieve market acceptance.

Our patents and other proprietary rights may not protect our technology.

Our ability to compete effectively with other companies will depend, in part, on our ability to protect and maintain the proprietary nature of our technology. We cannot be certain as to the degree of protection offered by our patents or as to the likelihood that additional patents in the United States and certain other countries will be issued based upon pending patent applications. Patent applications in the United States are maintained in secrecy until patents are issued. We cannot be certain that we were the first creator of the inventions covered by our patents or pending patent applications or that we were the first to file patent applications for our inventions. The high costs of enforcing patent and other proprietary rights may also limit the degree of protection afforded to us. We also rely on unpatented proprietary technology, and we cannot ensure that others may not independently develop the same or similar technology or otherwise obtain access to our proprietary technology. We cannot ensure that our patents or other proprietary rights will be determined to be valid or enforceable if challenged in court or administrative proceedings or that we will not become involved in disputes with respect to the patents or proprietary rights of third parties. An adverse outcome from these proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to stop using this technology, any of which would result in a material adverse effect on our results of operations.

Our viability will be affected if we incur product liability claims in excess of our insurance coverage.

The testing and marketing of medical products, even after FDA approval, have an inherent risk of product liability. We maintain limited product liability insurance coverage for our clinical trials in the total amount of $3 million. However, our profitability will be adversely affected by a successful product liability claim in excess of our insurance coverage. We cannot guarantee that product liability insurance will be available in the future or be available on reasonable terms.

We depend on the services of a limited number of key personnel.

Our success is highly dependent on the continued services of a limited number of skilled managers and scientists. The loss of any of these individuals could have a material adverse effect on us. In addition, our success will depend, among other factors, on the recruitment and retention of additional highly skilled and experienced management and technical personnel. We cannot ensure that we will be able to retain existing employees or to attract and retain additional skilled personnel on acceptable terms given the competition for such personnel among numerous large and well-funded pharmaceutical and health care companies, universities, and non-profit research institutions.

Health care reform and controls on health care spending may limit the price we can charge for Oxycyte and the amount we can sell.

The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the United States. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our product. Assuming we succeed in bringing Oxycyte to market, uncertainties regarding future health care reform and private market practices could affect our ability to sell Oxycyte in large quantities at profitable pricing.

Uncertainty of third-party reimbursement could affect our future profitability.

Sales of medical products largely depend on the reimbursement of patients’ medical expenses by governmental health care programs and private health insurers. There is no guarantee that governmental health care programs or private health insurers will reimburse our sales of Oxycyte, or permit us to sell our product at high enough prices to generate a profit.

Our stock price could be volatile and your investment could suffer a decline in value.

The market price of our common stock has fluctuated significantly in response to a number of factors, many of which are beyond our control, including:

•	Regulatory developments relating to our Oxycyte blood substitute product;

•	Announcements by us relating to the results of our clinical trials of Oxycyte;

•	Developments relating to our efforts to obtain additional financing to fund our operations;

•	Announcements by us regarding transactions with potential strategic partners;

•	Announcements relating to blood substitute products being developed by our competitors;

•	Changes in industry trends or conditions;

•	Our issuance of additional debt or equity securities; and

•	Sales of significant amounts of our common stock or other securities in the market.

In addition, the stock market in general, and the over-the-counter market and the biotechnology industry market in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of other public companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our company specific results.

There are a large number of shares that may be sold in the future in the public market, which may depress the market price of our common stock.

The authorized capital stock of Synthetic Blood consists of an aggregate of 200 million shares of common stock, of which 137,244,072 shares are issued and outstanding as of July 31, 2006 and approximately 50,949,732 million shares are reserved for issuance upon conversion or exercise of issued and outstanding debentures, options, and warrants. Of the reserved shares, approximately 24,712,401 million are shares that are registered for resale in the public market under the Securities Act of 1933 and are issuable on conversion or exercise of outstanding debentures and warrants. The substantial number of shares available now and that may become available in the future for sale in the public market could cause the market price of our common stock to decline or have a depressive effect on the market price.

MARKET FOR OUR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market price, number of shareholders, and dividend policy

Quotations for the common stock of Synthetic Blood are reported on the OTC Electronic Bulletin Board. The over-the-counter quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. For the past two fiscal years, the minimum bid and highest ask prices were:

	2006		2005
Quarter	Low	High	Low	High
1st	$0.19	$0.30	$0.28	$0.52
2nd	$0.13	$0.23	$0.23	$0.43
3rd	$0.09	$0.17	$0.20	$0.29
4th	$0.06	$0.25	$0.21	$0.41

At July 31, 2006 we had approximately 1,343 shareholders of record.

Since inception of Synthetic Blood, no dividends have been paid on the common stock. Synthetic Blood intends to retain any earnings for use in its business activities, so it is not expected that any dividends on the common stock will be declared and paid in the foreseeable future.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,675,000		$.0236	1,105,000
Equity compensation plans not approved by security holders	3,260,000	(1)	$.0147	0
Total	5,935,000		$.0187	1,105,000

(1)	This figure includes options issued to officers and employees under individual compensation arrangements. The figure also includes options issued to directors for board and committee service that were approved by the board of directors.

Repurchases of common stock

There were no repurchases of equity securities by Synthetic Blood in the fourth fiscal quarter that ended April 30, 2006.

SELECTED FINANCIAL DATA

	April 30, 2006	April 30, 2005	April 30, 2004	April 30, 2003	April 30, 2002
Statement of Operations Data:
Other Income	$67,872	$11,814	$18,002	$48,558	$130,288
Total expenses	$4,134,465	$2,684,612	$2,267,205	$2,275,895	$3,618,101
Net loss	$(4,066,593)	$(2,672,798)	$(2,249,203)	$(2,227,337)	$(3,487,813)
Weighted average number of shares outstanding, basic and diluted	131,187,581	118,841,402	95,327,891	88,651,158	87,198,320
Net loss per share, basic and diluted	$(0.03)	$(0.02)	$(0.02)	$(0.03)	$(0.04)
Balance Sheet Data:
Cash	$382	$588,763	$302,310	$178,442	$2,424,015
Working capital	$(269,965)	$352,505	$127,592	$236,869	$2,352,474
Total assets	$610,788	$1,262,345	$1,047,979	$914,905	$3,275,820
Total liabilities	$424,572	$313,944	$293,698	$14,533	$179,078
Stockholders’ equity	$186,216	$948,401	$754,281	$900,372	$3,096,742

MANAGEMENT’S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of financial condition and results of operations of Synthetic Blood for the fiscal years ended April 30, 2006, 2005, and 2004. This discussion and analysis should be read in conjunction with the section entitled “Selected Financial Data” and the financial statements and notes thereto included elsewhere herein.

Overview

Since 1990, Synthetic Blood has pursued the development of medical products based on perfluorocarbon technology. These products include Oxycyte™, a synthetic blood substitute, and Fluorovent™, an oxygen exchange fluid for facilitating the treatment of lung conditions. Since 1993 Synthetic Blood has also pursued development of a glucose biosensor implant.

The nature of our business is to spend years in development and testing of pharmaceutical and medical device products, take products through a lengthy and expensive process of regulatory review by the FDA, and, if successful in showing the product is efficacious and obtaining FDA approval, commercialize the product. During the periods of development and regulatory review we have no product to sell and no revenue. Nevertheless, we incur substantial costs pursuing this process, which require cash that comes from outside sources. We rely on outside financing to fund our operations, and will for the foreseeable future. That means we must continue to show progress with our products and be able to locate investors willing to commit their funds to a speculative venture that will ultimately be successful only if we can actually bring a product to market and gain a meaningful level of market acceptance and penetration. Because of these factors a larger number of biotechnology products under development fail, and there is no assurance that the products we have under development will not suffer the same fate.

We received approval of the Investigational New Drug application we filed with the FDA on Oxycyte and began Phase I clinical tests in October 2003. We completed the clinical tests in December 2003. The results of the Phase I tests were in line with our safety and efficacy expectations for the performance of Oxycyte. We started Phase II testing in 2004.

Five clinical sites have received local Institutional Review Board (IRB) approval to participate in the first Phase II trial with Oxycyte. In this first Phase II trial we are evaluating both efficacy and safety in the prevention of tissue hypoxia (the effects of reduced oxygen levels) in hip surgery patients who experience mild to moderate blood loss during surgery. While blood transfusions are typically not given during such procedures, blood loss may result in postoperative complications caused by tissue hypoxia. We are now actively screening and enrolling patients for this trial, and plan to enroll 30 patients. One-half of these patients will be treated with Oxycyte and the others will serve as a control group. We expect to complete this study and report our findings in 2007.

A Phase II trial in severe brain injury patients was started in 2006, and 6 of a total of 8 patients have been enrolled and treated. A Phase II protocol for a study in patients with sickle cell disease has been submitted to the FDA but is on clinical hold for revisions. Our future plans include testing Oxycyte in stroke, myocardial infarction, malignant tumors, trauma, coronary bypass surgery and decompression sickness. We expect Phase II studies will continue over at least the next two years, after which Phase III studies may be able to commence depending on results of Phase II trials, the development of acceptable protocols for Phase III trials, and the availability of financial and other resources to purse the Phase II trials.

Fluorovent and our glucose biosensor implant are both in the animal testing stage. We do not believe we will be able to file any applications with the FDA for human testing on these products for at least another year. So while we will try to advance development of these products as best we can, our primary focus will be on advancing Oxycyte through the FDA review process in order to bring a product to market as soon as possible.

Results of operations

Fiscal year 2006 compared to fiscal year 2005

For the fiscal year ended April 30, 2006, other income increased to $67,872 from $11,814 in the fiscal year ended April 30, 2005. Other income consists principally of rental and interest income. The increase is attributed to a sublease agreement entered into during the current period.

General and administrative expenses of $1,274,014 for fiscal year 2006 decreased $133,473 or 9 percent over fiscal year 2005 expenses of $1,407,487. General office and operating expenses have remained relatively constant from fiscal 2005 to 2006. Although Synthetic Blood recorded a loss on the sale and write-off of patent assets of $59,000, these expenses were offset by decreases in administrative expenses of $311,000 related to the granting of stock warrants in consideration for a delayed registration of stock in the previous year and a reduction in professional fees of $77,000.

Research and development expenses decreased from $1,277,125 for the fiscal year ended April 30, 2005, to $1,204,577 for the fiscal year ended April 30, 2006. Because of the nature of our ongoing research and development activities, accounting periods may reflect significant changes in expenses resulting from the timing of research related to our three developmental products. We have increased expenditures relating to Oxycyte™ as the product entered Phase II clinical trials while decreasing expenditures on our two other products, whose development is currently on hold. We intend to continue Phase II clinical trials in fiscal year 2006 and into 2007 and perhaps begin Phase III trials by beginning of 2008, if we obtain regulatory approval, so it should be expected that our expenditures on Oxycyte™ will continue to increase.

Interest charges associated with the convertible debentures, including amortization of the original issue discount, debt issue costs, common stock purchase warrant value and the beneficial conversion feature, and notes payable aggregated $1,655,874 for the year ended April 30, 2006.

For the year ended April 30, 2006, we incurred a loss of $4,066,593 compared to a loss of $2,672,798 for the previous fiscal year.

Fiscal year 2005 compared to fiscal year 2004

For the fiscal year ended April 30, 2005, other income decreased to $11,814 from $18,002 in the fiscal year ended April 30, 2004. Other Income consists principally of interest income. This decrease is attributed to a reduction of the cash available for investment.

General and administrative expenses of $1,407,487 for fiscal year 2005 increased $406,705 or 41 percent over fiscal year 2004 expenses of $1,000,782. General office and operating expenses have remained relatively constant from fiscal 2004 to 2005. Consulting fees increased $80,000 from the previous year as a result of the retention of an investor relations firm in the current period. Administrative fees increased $320,000 during the current period primarily resulting from an expense of $311,000 related to the granting of stock warrants in consideration for a delayed registration of stock.

Research and Development expenses increased from $1,266,423 for the fiscal year ended April 30, 2004, to $1,277,125 for the fiscal year ended April 30, 2005. Because of the nature of our ongoing research and development activities, accounting periods may reflect significant changes in expenses resulting from the timing of research related to our three developmental products. We have increased expenditures relating to Oxycyte™ as the product entered Phase I and Phase II clinical trials while decreasing expenditures on our two other products, whose development is current on hold. We intend to continue Phase II clinical trials in fiscal year 2005 and into 2006 and perhaps begin Phase III trials by beginning of 2007, if we obtain regulatory approval, so it should be expected that our expenditures on Oxycyte™ will continue to increase.

For the year ended April 30, 2005, we incurred a loss of $2,672,798 compared to a loss of $2,249,203 for the year ended April 30, 2004.

Quarterly results of operations

The following table presents Synthetic Blood’s operating results for each of the eight fiscal quarters in the two-year period ended April 30, 2006. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited financial statements included in this prospectus. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with the financial statements and the notes thereto included in this prospectus.

	Three Months Ended
	April 30, 2006	January 31, 2006	October 31, 2005	July 31, 2005	April 30, 2005	January 31, 2005	October 31, 2004	July 31, 2004
Research and development expenses	$246,681	$327,361	$290,362	$340,173	$443,058	$304,987	$309,614	$219,466
General and administrative expenses	269,088	333,559	395,700	275,667	272,279	588,308	291,286	255,614
Interest	418,898	220,324	1,016,652	—	—	—	—	—

Total expenses	934,667	881,244	1,702,714	615,840	715,337	893,295	600,900	475,080
Other (Income) Expense	(18,040)	(20,707)	(25,633)	(3,492)	(4,413)	(4,799)	(944)	(1,658)

Net loss	$(916,627)	$(860,537)	$(1,677,081)	$(612,348)	$(710,924)	$(888,496)	$(599,956)	$(473,422)

Net loss per share, basic and diluted	$(0.006)	$(0.006)	$(0.013)	$(0.005)	$(0.006)	$(0.007)	$(0.005)	$(0.004)

Weighted average shares outstanding, basic and diluted	135,188,280	133,226,971	130,153,437	126,312,092	125,606,547	120,908,287	115,262,499	113,808,876

Liquidity, capital resources and plan of operation

We have financed our operations since September 1990 through the issuance of debt and equity securities and loans from stockholders. As of April 30, 2006, we had $154,607 in total current assets and negative working capital of $269,965, compared to $666,449 in total current assets and working capital of $352,505 as of April 30, 2005.

In July 2005, Synthetic Blood closed on a financing transaction with four private investors. In the transaction Synthetic Blood issued to the investors unsecured convertible debentures in the principal amount of approximately $1.85 million payable over a term of three years beginning 120 days following the closing of the financing discounted on the date of issue at 10 percent per annum. Net proceeds to Synthetic Blood after the original issue discount, commissions, and the investors’ professional fees was approximately $1,145,500. The principal amount of the debentures is convertible to common stock at any time at the election of the holder at a rate of one common share for each $0.22 of principal. Synthetic Blood may, at its option and subject to certain conditions, make monthly payments on the debentures in common stock priced at the lower of $0.22 or 80 percent of the volume weighted average price for the common stock over the five trading days prior to the payment date. Synthetic Blood also issued to the investors warrants to purchase up to 8,409,083 of shares of common stock exercisable during a term of three years at an exercise price of $0.242 per share. The shares of common stock underlying the securities sold in this financing transaction have been registered for resale under the Securities Act of 1933. As of July 11, 2006, the last payment date of the debentures, a total of $1,384,795 in principal amount of the debentures was paid through the issuance of 8,411,734 shares of Synthetic Blood common stock, so that $405,642 in principal amount of the debentures remained outstanding on that date. If for any reason Synthetic Blood is unable to make payment of the debentures through issuance of its common stock, it would be required to make such payment with cash, which would place a severe burden on Synthetic Blood’s limited cash and could result in a default on the debenture obligations.

During the year ended April 30, 2006, net cash provided by financing activities was $1,616,154, primarily from the issuance of convertible debentures. Net cash of $2,148,357 was used to fund operating activities and $56,178 was used for investing activities, primarily for the purchase of additional laboratory equipment and additional patent expenditures. Consequently, our cash and cash equivalents decreased from $588,763 at April 30, 2005 to $382 at April 30, 2006. We do not have any lines of credit or other borrowing arrangements with lenders.

We are in the pre-clinical and clinical trial stages in the development of our products. Under an Investigational New Drug application filed with the FDA, we completed Phase I clinical studies on Oxycyte in December 2003. The results of the Phase I study were in line with our expectations for the performance of Oxycyte. We submitted a report to the FDA along with a Phase II protocol, received FDA approval, and started Phase II testing in the fourth quarter of 2004, which is expected to continue through 2007. Even if we are successful with our Phase II study, we must then conduct a Phase III clinical study and, if that is successful, file with the FDA and obtain approval of a Biologics License Application to begin commercial distribution, all of which will take more time and funding to complete. Our other products, Fluorovent and the glucose biosensor, must undergo further development and testing prior to submission to the FDA for approval to initiate clinical trials, which also requires additional funding. Management is actively pursuing private and institutional financing, as well as strategic alliances and/or joint venture agreements to obtain the necessary additional financing and reduce the cost burden related to the development and commercialization of our products. We expect our primary focus will be on funding the continued testing of Oxycyte, since this product is the furthest along in the regulatory review process. Our ability to continue to pursue testing and development of our products beyond 2006 depends on obtaining outside financial resources. There is no assurance that needed financing will occur or that we will succeed in obtaining the necessary resources.

We are entirely dependent on outside financing to continue our operations. We will not generate operating revenue unless and until one of our products is approved for commercial sale and sales activity begins. We will require substantial additional funds to complete clinical trials, pursue regulatory approval for our products, establish commercial scale manufacturing capabilities, and establish marketing, sales, and administrative capabilities. Expenditures for these purposes will result in substantial losses for at least the next several years. The expense and the time required to realize any product revenues or profitability are highly uncertain. We cannot ensure that we will be able to achieve product revenues or profitability on a sustained basis, or at all. The foregoing factors raise substantial doubt about our ability to continue as a going concern.

Subsequent to April 30, 2006 and through July 15, 2006, Synthetic Blood received an additional $118,200 from the issuance of additional unsecured one-year notes payable. The notes were issued with a 9% original issue discount of totaling $11,690 and pay interest at 9% per year. In addition, Synthetic Blood issued 2-year warrants to purchase 536,273 shares of common stock at $0.245 per share.

In addition, Synthetic Blood issued $70,000 of unsecured one-year 18% notes payable and 2-year warrants to purchase 760,000 shares of common stock at $0.245 per share.

We do not have the working capital necessary to fund our operations in fiscal year 2007. We need financing immediately to cover administrative expenses and on-going expenses of testing Oxycyte. Management is actively seeking additional sources of equity and/or debt financing; however there is no assurance that any additional funding will be available. Should we be unable to obtain additional financing to meet our short-term needs, we may be forced to cease operations. These factors raise substantial doubt about our ability to continue as a going concern.

Quantitative and qualitative disclosures about market risk

Management believes that Synthetic Blood does not have instruments that are sensitive to market risk. Our debt instruments bear interest at fixed interest rates.

Critical accounting policies

Our discussion and analysis of our financial condition and results of operations is based upon the financial statements presented in this report, which have been prepared in accordance with Generally Accepted Accounting Principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. On an on-going basis, we evaluate our estimates, including those related to stock-based compensation and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Stock-Based Compensation –

We account for stock-based employee compensation as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and, we account for stock-based nonemployee compensation under the fair value method required by Statement of Financial Accounting Standards (“SFAS”) 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS 148”) and Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). SFAS 123 and SFAS 148 require pro forma disclosures of net income and net income per share as if the fair value based method of accounting for stock-based awards had been applied for both employee and non-employee grants and require disclosure of option status on a more prominent and frequent basis. We account for stock options and warrants issued to nonemployees based on the fair value method, but have not elected this treatment for grants to employees and board members. Under the fair value based method, compensation cost is recorded based on the value of the award at the grant date and is recognized over the service period.

The fair value of each option and warrant grant was estimated at the grant date using the Black-Scholes option-pricing model. The Black–Scholes option valuation model was developed for use in estimating the fair value of traded options and warrants that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility and expected term. Because our stock options and warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our stock options.

Long-Lived Assets –

Our intangible assets consist of patents related to our various technologies. These assets are amortized on a straight-line method over their estimated useful life, which ranges from eight to ten years. We review these intangible assets for impairment in accordance with SFAS No.144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”).Management believes no indications of impairment existed during fiscal year 2006.

Recent Accounting Pronouncements –

In December 2004, the FASB issued SFAS 123R, “Share-Based Payment: an amendment to FASB Statements No. 123 and 95,” which requires companies to recognize in their income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. SFAS No. 123R is effective for annual periods beginning after June 15, 2005. Accordingly, Synthetic Blood will adopt SFAS No. 123R on May 1, 2006. Management expects the adoption of this new pronouncement to have an impact on Synthetic Blood’s financial statements similar to that included in the table presenting Synthetic Blood’s pro forma net loss had it utilized the fair value method for employee stock options.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“SFAS 153”). SFAS 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS 153 also replaces the narrow exception for nonmonetary exchanges of similar productive assets with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions (“APB 29”) previously required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS 153 did not have a significant impact on Synthetic Blood’s overall results of operations or financial position.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 replaces the Accounting Principles Board Opinion No. 20, Accounting Changes (“APB 20”) and Statement of Financial Accounting Standards No. 3, Reporting Accounting Changes in Interim Financial Statements (“SFAS 3”) to require retrospective application of changes in accounting principle to prior periods’ financial statements. The provisions of SFAS 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material effect on Synthetic Blood’s financial statements.

The FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments—an Amendment of SFAS No. 133 and 140 (“SFAS 155”) in February 2006. SFAS 155 amends Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, (“SFAS 133”) and Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS 140”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets . In summary, SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 is not expected to have a material effect on Synthetic Blood’s financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, FASB Statement No. 140, Accounting for Servicing of Financial Assets—an Amendment of FASB Statement No. 140, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement is effective as of the beginning of its first fiscal year that begins after September 15, 2006, and is not expected to have a material effect on Synthetic Blood’s financial statements.

OUR BUSINESS

General

Synthetic Blood International, Inc. is engaged in the business of developing biotechnology products. We are currently focusing on developing Oxycyte™, a product we believe is a safe and effective alternative to transfused blood for use in surgical and similar medical situations. In addition, we also have under development Fluorovent™, an oxygen exchange fluid for facilitating the treatment of lung conditions, and a biosensor implant product that uses an enzyme process for measuring the glucose level in subcutaneous fluid.

We received approval of our Investigational New Drug application for Oxycyte filed with the U.S. Food and Drug Administration (FDA) and began Phase I clinical studies in October 2003, which were completed in December 2003. Phase II clinical studies began in the fourth quarter 2004. We expect to commit a substantial portion of our financial and business resources over the next three years to testing Oxycyte and advancing this product to the point it has regulatory approval for use in one or more medical applications.

Fluorovent and our biosensor implant are still at the animal testing stage and we have not filed any applications with the FDA for human testing of these products. Since we will likely devote less of our time and resources to advancing these products because of the priority placed on Oxycyte, we do not expect we will be in a position to file any applications for these products with the FDA in the near future.

Since our priority for the foreseeable future is Oxycyte, the following discussion of our business focuses primarily on that product.

Blood substitute market

The principal function of human blood is to transport oxygen throughout the body. The lack of an adequate supply of oxygen as a result of blood loss can lead to organ dysfunction or death. The transfusion of human blood is presently the only effective means of immediately restoring diminished oxygen-carrying capacity resulting from blood loss. According to the National Blood Data Resource Center, 14 million units of whole blood and red blood cells were transfused in the United States in 2001 and the volume of blood transfused is increasing at the rate of 6 percent per year. This includes transfusions for trauma, surgery (emergency and elective), unexpected blood loss, chronic anemia, and other general medical applications.

The use of donated blood in transfusion therapy, while effective in restoring an adequate supply of oxygen in the body of the recipient, has several limitations. Although testing procedures exist to detect the presence of certain diseases in blood, these procedures cannot eliminate completely the risk of blood-borne disease. Transfused blood also can be used only in recipients having a blood type compatible with that of the donor. Delays in treatment, resulting from the necessity of blood typing prior to transfusion, together with the limited shelf life of blood and the limited availability of certain blood types, impose constraints on the immediate availability of compatible blood for transfusion. There is no commercially available blood substitute in this country that addresses these problems.

Oxycyte is intended as a transfusion substitute for blood transfusion that ordinarily would be applied in cases of trauma, surgery (emergency and elective), unexpected blood loss, chronic anemia, and other general medical applications. For trauma and emergency surgical procedures, the immediate availability and universal compatibility of Oxycyte are expected to provide significant advantages over transfused blood by avoiding the delay and opportunities for error associated with blood typing. The major benefit of Oxycyte in elective surgery is expected to be increased transfusion safety for patients and health care professionals.

In addition to the foregoing applications for which blood is currently used, there exist potential sources of demand for which blood is not currently utilized and for which Oxycyte may be suitable. These include applications in which the required blood type is not immediately available or in which transfusions are desirable but not given for fear of a transfusion reaction due to difficulty in identifying compatible blood. For example, we believe emergicenters and surgicenters both experience events where an oxygen-carrying fluid may be useful. We also believe Oxycyte may be used by emergency medical technicians in ambulances, medical helicopters and other pre-hospital settings. In addition, the military has expressed a high level of interest in oxygen-carrying products for the resuscitation of battlefield casualties.

Based on these circumstances, we believe there may be a substantial and meaningful market for an effective blood substitute, and we believe Oxycyte is a viable candidate for exploiting that market.

Our product—Oxycyte

Our Oxycyte blood substitute product is a perfluorocarbon emulsified with water and a surfactant, which is provided to the patient intravenously. The physical properties of perfluorocarbon enable our product to gather oxygen from the lungs and transport the oxygen through the body releasing it along the way. Over a period of days Oxycyte gradually evaporates in the lungs from where it is exhaled. Oxycyte requires no cross matching, so it is immediately available and compatible with all blood types. Oxycyte has an extended shelf life compared to blood. Since Oxycyte is not based on any biological component, it is sterile and free of potential contamination from a donor. Further, since Oxycyte is based on readily available inert compounds, we believe it can be manufactured on a cost effective basis in amounts sufficient to meet demand.

After receiving clearance from the FDA, we conducted a Phase I clinical study on Oxycyte, which was completed in December 2003. We submitted a report on the results, which were in line with our expectations, to the FDA along with a Phase II protocol in 2004. The FDA approved the protocol, and the trial started in the fourth quarter of 2004. Phase II clinical trials are expected to continue through the end of 2006 and into 2007.

We use a proprietary process of perfluorocarbon production and emulsification to produce Oxycyte. We use a contract manufacturer to produce Oxycyte for our clinical testing. Our contract manufacturer is PrimaPharm, Inc. located in San Diego, California. Based on production testing and inspection, the FDA has determined that PrimaPharm satisfies its good manufacturing practices standards with respect to the production of Oxycyte. Based on the composition and manufacturing process for Oxycyte, management believes there are a number of other manufacturers capable of producing Oxycyte in accordance with FDA regulations and in sufficient quantities for current needs.

Should Oxycyte successfully progress through Phase II and III testing and it appears regulatory approval for one or more medical uses is likely, we will evaluate our options for exploiting the product. These options include licensing Oxycyte to a third party for manufacture and distribution, manufacturing Oxycyte ourselves for distribution through third party distributors, manufacturing and selling the product ourselves, or establishing some other form of strategic relationship for making and distributing Oxycyte with a participant in the pharmaceutical industry. We have not conducted any meaningful investigation or evaluation of any of these options.

If approved for one or more medical uses, Oxycyte will compete directly with established therapies for acute blood loss and replacement and may compete with other technologies currently under development. We cannot ensure that Oxycyte will have advantages, which will be significant enough to cause medical professionals to adopt it rather than continue to use established therapies or other new technologies or products. We also cannot ensure that the price of Oxycyte, in light of Oxycyte’s potential advantages, will be competitive with the price of established therapies or other new technologies or products.

Several companies have developed or are in the process of developing technologies that are, or in the future may be, the basis for products that will compete with Oxycyte. We are aware of five other products at various stages of development that are intended to achieve the same result as Oxycyte. Three of these products are based on hemoglobin derivates, two from outdated human blood and the third from bovine blood. One product is also based on perfluorocarbon and the other on nanobubble oxygen technology. None of these products is approved for use in the United States. The bovine-source hemoglobin-based oxygen-carrier has been approved for human use in South Africa and a Biologics License Application, or BLA, was submitted to the FDA for its use in the United States, and it was not approved and no clinical trials in the United States are currently underway. The human hemoglobin based products are in clinical trials, one in Phase II surgical trials and the other in Phase III testing for emergency and traumatic blood loss applications. Phase III clinical trials on the other perfluorocarbon product were halted in 2001 and have not resumed.

We believe that important competitive factors in the market for blood substitute products will include the relative speed with which competitors can develop their respective products, complete the clinical testing and regulatory approval process, and supply commercial quantities of their products to the market. In addition to these factors, competition is expected to be based on the effectiveness of blood substitute products and the scope of the intended uses for which they are approved, the scope and enforceability of patent or other proprietary rights, product price, product supply, and marketing and sales capability. We believe that our competitive position will be significantly influenced by the timing of the clinical testing and regulatory filings for Oxycyte, our ability to maintain and enforce our proprietary rights covering Oxycyte and its manufacturing process, and our ability to develop capabilities for manufacturing and distributing the product ourselves or with others, should we obtain regulatory approval.

Our other products

Fluorovent

Fluorovent is an oxygen-carrying perfluorocarbon liquid that, when dispensed directly into the lungs, acts as a surfactant and effective medium for gas exchange, which increases pulmonary function and the diffusion of oxygen and carbon dioxide through the lungs into the body. The development of this product capability has applications in the treatment of acute lung disease, such as infant respiratory distress syndrome and adult respiratory syndrome. Further development of this product is currently on hold until we obtain additional financing.

Implanted glucose biosensor

We have developed an implanted glucose biosensor to monitor blood glucose. Termed a biosensor because it utilizes an enzyme specific for glucose, we believe it will provide glucose measurement significantly more accurate than possible from current portable measuring devices. Once implanted in subcutaneous tissue during a simple outpatient procedure, the biosensor provides continuous monitoring of glucose levels. A radio frequency signal from the implanted biosensor is transmitted to an external receiving device the size of a pager that displays glucose levels as a digital readout, has high and low glucose alarms, and stores data for downloading at the physician’s office. The external device can also be programmed to monitor glucose according to a preset schedule. It is anticipated the implant life of the biosensor will exceed one year. Further development of this product is currently on hold until we obtain additional financing.

The primary market for this product is diabetes sufferers. A study sponsored by the National Institutes of Diabetes and Digestive and Kidney Diseases, showed that “tight diabetes control” (keeping blood sugar levels close to normal by frequent blood sugar testing, several daily insulin shots, and lifestyle changes) was associated with a major reduction in diabetic complications. Current glucose testing devises are based on “finger sticking” to obtain a blood sample for testing, which we believe results in less frequent and less regular monitoring of glucose levels. Consequently, we believe a there is a meaningful market for a painless automatic monitoring product.

Our patents and intellectual property

Perfluorocarbon products

We hold four U.S. patents (5,674,913; 5,824,703; 5,840,767; 6,167,887), three Australian patents (690,277; 722,417; 759,557), two Canadian Patents (2,239,170; 2,311,122) and, one European patent (EPO 8697678B1) pertaining to the use and application of perfluorocarbons as gas transport agents in blood substitutes and liquid ventilation. Additionally, through an exclusive supply agreement with our perfluorocarbon supplier, we benefit from eight perfluorocarbon manufacturing process patents that further protect the perfluorocarbons contained in our products.

Biosensor

We have three U.S. patents (5,914,026; 5,964,993 6,343,225) and two Australian patents (720,712; 734,003) that protect what we believe are important design features of our implanted glucose biosensor. We also hold exclusive licenses to three fundamental biosensor patents that represent the core technology used on our product.

Government regulation

The manufacture and distribution of Oxycyte, as well as our other products, and the operation of our manufacturing facilities will require the approval of United States government authorities as well as those of foreign countries. In the United States, the FDA regulates medical products, including the category known as “biologicals” which includes Oxycyte. The Federal Food, Drug and Cosmetic Act and the Public Health Service

Act govern the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of Oxycyte. In addition to FDA regulations, we are also subject to other federal and state regulations, such as the Occupational Safety and Health Act and the Environmental Protection Act. Product development and approval within this regulatory framework requires a number of years and involves the expenditure of substantial funds.

The steps required before a biological product may be sold commercially in the United States include pre-clinical testing, the submission to the FDA of an Investigational New Drug application, clinical trials in humans to establish the safety and effectiveness of the product, the submission to the FDA of a Biologics License Application, or BLA, relating to the product and the manufacturing facilities to be used to produce the product for commercial sale, and FDA approval of a BLA. After a BLA is submitted there is an initial review by FDA to be sure that all of the required elements are included in the submission. There can be no assurance that the application will be accepted for filing or that the FDA may not issue a refusal to file, or RTF. If an RTF is issued, there is opportunity for dialogue between the sponsor and the FDA in an effort to resolve all concerns. There can be no assurance that such a dialogue will be successful in leading to the filing of the BLA. If the submission is filed, there can be no assurance that the full review will result in product approval.

Pre-clinical tests include evaluation of product chemistry and studies to assess the safety and effectiveness of the product and its formulation. The results of the pre-clinical tests are submitted to the FDA as part of the Investigational New Drug application. The goal of clinical testing is the demonstration in adequate and well-controlled studies of substantial evidence of the safety and effectiveness of the product in the setting of its intended use. The results of pre-clinical and clinical testing are submitted to the FDA from time to time throughout the trial process. In addition, before approval for the commercial sale of a product can be obtained, results of the pre-clinical and clinical studies must be submitted to the FDA in the form of a BLA. The testing and approval process requires substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, including the severity of the condition being treated, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional pre-clinical studies or clinical trials may be requested during the FDA review process and may delay product approval. After FDA approval for its initial indications, further clinical trials may be necessary to gain approval for the use of a product for additional indications. FDA may also require post-marketing testing, which can involve significant expense, to monitor for adverse effects.

Among the conditions for BLA approval is the requirement that the prospective manufacturer’s quality controls and manufacturing procedures conform to FDA requirements. In addition, domestic manufacturing facilities are subject to biennial FDA inspections and foreign manufacturing facilities are subject to periodic FDA inspections or inspections by the foreign regulatory authorities with reciprocal inspection agreements with FDA. Outside the United States, we are also subject to foreign regulatory requirements governing clinical trials and marketing approval for medical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

Our regulatory strategy is to pursue clinical testing and FDA approval of Oxycyte in the United States. We intend to arrange for testing and seek regulatory approval of Oxycyte outside the United States through licensing or other arrangements with other foreign or domestic companies. To date, we have not conducted any clinical trials of Oxycyte outside of the United States.

Employees

We currently employ six individuals, three of whom are scientific personnel; two are executives, and one office manager/bookkeeper. Our employees are not represented by a union or any other form of collective bargaining unit.

OFFICES

Synthetic Blood owns no real property and currently leases, on a month to month basis, its principal administrative and laboratory facilities at 3189 Airway Avenue, Building C, Costa Mesa, California 92626. The current rent is approximately $15,300 per month.

LEGAL PROCEEDINGS

Synthetic Blood is not presently involved in any legal proceedings and was not involved in any such proceedings during fiscal year 2006.

MANAGEMENT

Directors and executive officers

Our officers and directors manage our business. The following persons are the officers and directors of Synthetic Blood:

Name	Age	Position
Jonathan J. Spees	52	Director

Robert W. Nicora	66	President, Chief Executive Officer and Director

David Johnson	59	Chief Financial Officer and Director

Richard Kiral, PhD	64	Vice President, Research and Development

Roger Ekbom was a director of Synthetic Blood at April 30, 2006, however, Mr. Ekbom died in July 2006.

Our directors serve for a term beginning with election and ending with resignation, removal by the stockholders, or election of a successor by the stockholders. Executive officers serve by appointment at the discretion of the board of directors. The following are brief biographies of each of our directors and officers.

Jonathan J. Spees became a Director of Synthetic Blood in July 2004. He is a founder, and has served since August 2002, as Senior Executive Vice President, Corporate Finance and Development for Merit Health Systems LLC headquartered in Louisville, Kentucky. Merit Health Systems is a hospital management company that acquires and operates stand-alone, full-service, urban and suburban community hospitals. As Chief Development Officer, Mr. Spees is based in Santa Monica, California, and applies his experience in healthcare finance, including mergers and acquisitions and financial reporting by health care organizations, to the acquisition, finance and management activities of Merit Health Systems. Before 2002, Mr. Spees was Managing Director for Duff & Phelps, LLC; Principal with Shamrock Investments, a boutique private investment firm specializing in the healthcare industry; and Associate Director of Development for American Medical International, Inc., a $4 billion hospital management company. Mr. Spees is a Certified Public Accountant with public accounting experience as a manager and healthcare industry specialist with Deloitte, Haskins + Sells.

Robert W. Nicora became the President, Chief Executive Officer and Director on March 1, 1998. Mr. Nicora has BS in chemistry, five years of graduate study in biochemistry and medical sciences, and over 30 years of experience in various laboratory, management and regulatory positions with pharmaceutical and medical device companies. While at McGaw Laboratories, he was responsible for the development and FDA approval of hetastarch, a synthetic blood expander, now marketed by DuPont Pharma. He led the team that evaluated a joint partnership with Green Cross to develop their perfluorocarbon blood substitute, Fluosol. From 1994 through March 1998, he was director of scientific and regulatory services with Quintiles, the world’s largest global contact pharmaceutical company. He has provided preclinical and clinical drug and device consulting services to a number of startup biomedical companies.

David H. Johnson, CPA, is Chief Financial Officer. Mr. Johnson has over 25 years of financial and administrative management experience, including President and Chief Financial Officer of FirstPlus Bank. Previously Mr. Johnson was a regional partner at McGladrey and Pullen, a major public accounting firm. Mr. Johnson has a BA in accounting and is a certified public accountant.

Richard Kiral, Ph.D., Vice President of Research and Development, holds a Ph.D. in analytical chemistry and has over of 20 years of experience in the pharmaceutical and medical device industries. He has held vice president positions in R&D at Anthony Products, Ioptex Research, Allergan, and McGaw Laboratories, where he was responsible for development of a nutritional fat emulsion.

Compensation of directors

Synthetic Blood currently has one outside members of the Board of Directors. Each outside board member received compensation of $12,000 for fiscal year 2006 and options to purchase 10,000 shares of common stock exercisable over a term of ten years at an exercise price of $0.15 per share.

Board meetings and committees; Code of Ethics

In the fiscal year ended April 30, 2006, the Board of Directors of Synthetic Blood met four times and these meetings were attended by all of the directors. From time to time the directors also acted through written consents of the board.

The Audit Committee is the only standing committee of the board of directors. Mr. Spees is the sole member of the Audit Committee. The Audit Committee is responsible for financial reporting matters, internal controls, and compliance with Synthetic Blood’s financial policies, and meets with its independent registered public accounting firm when appropriate. The Audit Committee met four times in fiscal year 2006. The Board has determined that Mr. Spees is an “audit committee financial expert” within the meaning of Item 401(h)(2) of Regulation S-K, and that he is “independent” under the definition set forth in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

Due to the fact Synthetic Blood is in the development stage with no operating revenue and activities limited to research and development, the board of directors determined that it is not necessary or practical for Synthetic Blood to establish a Compensation Committee, or adopt a charter for a compensation committee.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation earned for services rendered in all capacities to Synthetic Blood for the fiscal years ended April 30, 2006, 2005 and 2004, by the its Chief Executive Officer and the other most highly compensated executive officers of Synthetic Blood (“Named Executive Officers”). This information includes the dollar amount of base salaries, bonus awards, stock options and all other compensation, if any, whether paid or deferred.

Summary compensation table

		Annual Compensation		Long-term Compensation
Name and Position	Year	Salary($)	Bonus($)	Securities Underlying Options/SARs(#)	All Other Compensation ($)(1)
Robert Nicora	2006	189,000	—	150,000	35,719
President	2005	189,000	—	150,000	32,197
	2004	186,750	40,000	150,000	34,571

Richard Kiral	2006	167,742	—	75,000	23,066
Vice President of	2005	167,000	15,000	75,000	26,394
Product Development	2004	166,768	—	75,000	22,005

(1)	Mr. Nicora and Mr. Kiral received a $6,600 car allowance plus medical premiums and retirement contributions paid for by Synthetic Blood.

Option grants

Synthetic Blood adopted a stock option plan in October 1999, which was ratified by a vote of the shareholders during fiscal year ended April 30, 2001. The 1999 plan provides for the granting of incentive and non-qualified options to officers, directors, consultants and key employees to purchase up to 4,000,000 shares of Synthetic Blood’s common stock at prices not less than the fair market value of the stock at the date of grant for incentive options. The option expiration dates are determined at the date of grant, but may not exceed ten years. The total number of options issued under the Plan at April 30, 2006 were 2,895,000 with a weighted average exercise price of $0.24.

In addition, Synthetic Blood has issued options outside the Plan. At April 30, 2006 the total non-qualified options outstanding were 3,040,000 with a weighted average exercise price of $0.14.

The following table summarizes certain information as of April 30, 2006 concerning the stock options granted to the Named Executive Officers during the fiscal year ended April 30, 2006. No stock appreciation rights, restricted stock awards or long-term performance awards have been granted as of the date hereof and no options have been exercised.

	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation of Option Terms (1)
					5%	10%
Robert Nicora	150,000	57.7%	$0.22	August 2015	$20,754	$52,594
President
Richard Kiral	75,000	28.8%	$0.09	March 2016	$4,245	$10,758
Vice President

(1)	Each option listed in the table vests over a three-year period and is exercisable over a ten-year period. The potential realizable value is calculated based on the ten-year term of the option at the time of grant. It is calculated based on assumed annualized rates of stock price appreciation from the exercise price at the date of grant of 5 percent and 10 percent (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5 percent and 10 percent assumed rates of appreciation are mandated by the Securities and Exchange Commission and do not represent Synthetic Blood’s estimate or projection of future common stock prices. Actual gains , if any, on stock options exercised are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not be achieved.

Aggregate Options Exercised in Last Fiscal Year and Year End Option Values

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year End	Value of Unexercised In-the-Money Options at Fiscal Year End
			Exercisable/ Unexercisable	Exercisable/Unexercisable (1)
Robert Nicora President	None	None	1,200,000/ 300,000	$9,000/ $24,000

Richard Kiral Vice President	None	None	675,000/ 125,000	$5,500/ $0

(1)	Based on the closing sale price on the OTC Bulletin Board on the last day of the 2006 fiscal year of $0.16 less the option exercise price payable per share.

Employment contracts

During March 2002, the Board of Directors approved a three-year employment contract with Robert W. Nicora, as President and Chief Executive Officer. Mr. Nicora’s current base annual salary is $189,000 for the year ending July 2006 with minimum future annual increases of 5 percent and includes an automobile allowance, medical and dental coverage, participation in the Executive Bonus Plan, $500,000 life insurance payable by the corporation and payable to a beneficiary named by the insured, and the grant of 150,000 options annually. At the end of the contract, Mr. Nicora’s contract will renew automatically annually unless terminated by either party. Mr. Nicora’s employment agreement provides that he may, at his election, receive a severance payment equal to 299 percent of his average annual salary and bonuses received during the prior two-year period in the event of a change in control as defined.

On February 1, 2000 the Board of Directors approved a two-year employment contract with Richard Kiral, as Vice President of Product Development. Mr. Kiral’s current base annual salary is $167,000 for the year ending January 2007 and includes an automobile allowance, medical and dental coverage, participation in the Executive Bonus Plan, $200,000 life insurance payable by the corporation and payable to a beneficiary named by the insured, and the grant of an option for 75,000 shares annually. The contract will renew automatically annually unless terminated by either party. Mr. Kiral’s employment agreement provides that he is to receive a minimum severance payment equal to 9 months of his annual salary period in the event of a change in control as defined.

Compensation committee interlocks and insider participation in compensation decisions

Synthetic Blood does not presently have a compensation committee of the Board of Directors, or other committees performing equivalent functions, and did not at any time during the last four years. The Board of Directors presently performs these functions and participated in deliberations concerning executive officer compensation during the last fiscal year. None of Synthetic Blood’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of Synthetic Blood’s Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 31, 2006, the number and percentage of the outstanding shares of common stock and warrants and options that, according to the information supplied to Synthetic Blood, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to the knowledge of Synthetic Blood, is the beneficial owner of more than five percent of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address	Common Shares	Percent of Class (1)
Principal stockholders

Andreas Camenzind (2)	11,000,000	7.55%
Ebmatingen, Switzerland

Officers and directors

Jonathan Spees	510,000	0.37%
1808 Marine St. Santa Monica, CA 90405

Robert W. Nicora (3) 2535 Valencia Ave.	1,750,000	1.26%
Santa Ana, CA 92706

David Johnson (3)	200,000	0.15%
20470 Via Marwah Yorba Linda, CA 92886

Richard Kiral (3)	800,000	0.58%
25505 Nottingham Ct. Laguna Hills, CA 92653

All officers and directors as a group (4 persons)	3,260,000	2.32%

(1)	These figures represent the percentage of ownership of the named individuals assuming each of them alone has exercised his options, and percentage ownership of all officers and directors as a group assuming all purchase rights held by such individuals are exercised.
(2)	The figure for Mr. Camenzind includes warrants to purchase 500,000 common shares at a price of $0.20 per share which expire December 3, 2006, warrants to purchase 6,000,000 common shares at a price of $0.20 per share which expire September 30, 2007, and warrants to purchase 2,000,000 shares at a price of $0.245 per share that expire December 15, 2006.
(3)	These figures include vested options: for Mr. Nicora options to purchase 1,500,000 shares of common stock; for Mr. Johnson options to purchase 200,000 shares of common stock; for Mr. Kiral options to purchase 800,000 shares of common stock, and, for Mr. Spees options to purchase 510,000 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended April 30, 2006, we paid $50,105 to PrimaPharm for the manufacture of Oxycyte used in clinical trials and testing. Richard Kiral, an officer of Synthetic Blood, is a director and minority stockholder of PrimaPharm.

SELLING SECURITY HOLDERS

The following tables set forth as of July 31, 2006 the name of each of the selling security holders, the number of shares of common stock that each selling security holder owns or may acquire through conversion of convertible debentures and exercise of warrants, the number of shares of common stock owned or may be acquired through conversion of convertible debentures and exercise of warrants by each selling security holder that may be offered for sale from time to time under this prospectus, and the percent of our outstanding common stock each selling security holder will continue to hold assuming the sale of all the common stock offered.

Selling Security Holders	Number Of Shares Owned	Number of Shares Offered	Percentage Owned After Offering
Crescent International Ltd. (1)(2)	4,623,722	4,623,722	-0-
Bristol Investment Fund, Ltd. (1)(3)	4,441,443	4,441,443	-0-
Palisades Master Fund LP (4)	3,896,100	3,896,100	-0-
HPC Capital Management Corporation (5)	46,250	46,250	-0-
Hegglin, Charles (6)	133,333	133,333	-0-
Jaberg, Hanspeter (6)	333,333	333,333	-0-
Kaelin, Oskar (6)	133,333	133,333	-0-
Lange, Thomas (6)	266,667	266,667	-0-
Leuzinger, Markus (6)	26,667	26,667	-0-
Meuter, Andre (6)	333,333	333,333	-0-
Leiser, Adrian (7)	93,333	93,333	-0-
Meier, Simon (8)	1,430,000	930,000	0.4
Landolt, Aurelio (9)	1,666,667	666,667	0.7
Bergamin, Ivan (10)	5,000,000	5,000,000	-0-
Coniglione, Yaquelin (10)	500,000	500,000	-0-
Pedersen, Martin (10)	150,000	150,000	-0-
Hornet Services, Ltd. (11)	200,000	200,000	-0-
PS Capital AG (13)	2,500,000	2,500,000	-0-
Lachman, Kyle H. (13)	100,000	100,000	-0-
Martin, Brent (13)	75,000	75,000	-0-
Martin, Lane (13)	97,500	97,500	-0-
Mitchell, Glen (13)	25,000	25,000	-0-
Peterson, Michael (13)	15,000	15,000	-0-
Rock, David (13)	75,000	75,000	-0-
Saltman, Ronald (13)	50,000	50,000	-0-

(1)	Crescent International acquired in July 2005, our convertible debenture in the principal amount of $399,999.60, and Bristol Investment Fund acquired our convertible debentures in the principal amount of $592,856.55. We issued 1,227,882 shares of common stock to Crescent International on monthly payments and voluntary conversion of the convertible debenture, so that the remaining balance outstanding is $250,000. In addition, Crescent International holds a warrant to purchase up to 1,818,180 common shares at an exercise price of $0.242 per share that expires July 13, 2008. We issued 2,796,681 shares of common stock to Bristol Investment Fund on monthly payments and voluntary conversion of the convertible debenture, so that the remaining balance outstanding is $155,642. In addition, Bristol Investment Fund holds a warrant to purchase up to 2,694,803 common shares at an exercise price of $0.242 per share that expires July 13, 2008. We may make monthly payments on the convertible debentures with stock priced at the lower of $0.22 or 80 percent of the volume weighted average price for our common stock over the five trading days prior to the payment date. This figure includes the number of shares of common stock issuable on exercise of common stock purchase warrants held by each selling security holder and our good faith estimate of the number of shares of our common stock that we believe may be issued under the convertible debentures.

(2)	Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara Switzerland SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.
(3)	Bristol Capital Advisors, LLC is the investment advisor to Bristol Investment Fund, Ltd. Mr. Paul Kessler is manager of Bristol Capital Advisors and, as such, has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims any beneficial ownership of such securities.

(4)	Palisades Master Fund acquired in July 2005, our convertible debenture in the principal amount of $857,142. We issued a total of 4,877,067 shares of common stock through monthly payments and voluntary conversions by Palisades Master Fund to pay the convertible debenture in full. Palisades Master Fund continues to hold a warrant to purchase up to 3,896,100 common shares at an exercise price of $0.242 per share that expires July 13, 2008. Paul T. Mannion and Andy Reckles in their capacity as members of PEF Advisors, LLC, the general partner of Palisades Master Fund, LP, share voting and investment power over the shares listed. Messrs. Mannion and Reckles disclaim beneficial ownership of such shares.
(5)	The number of shares owned are shares issuable under a common stock purchase warrant at an exercise price of $0.242 per share that expires in July 13, 2008.
(6)	The number of shares owned by these persons are shares issuable under Series A Warrants to purchase common stock at an exercise price of $0.47 per share that expire May 31, 2009.
(7)	The number of shares owned includes 43,333 shares issuable under a Series A Warrant to purchase common stock at an exercise price of $0.47 per share that expires May 31, 2009, and 50,000 shares issuable under a common stock purchase warrant at an exercise price of $0.275 per share that expires December 31, 2007.
(8)	The number of shares owned includes 330,000 shares issuable under a Series A Warrant to purchase common stock at an exercise price of $0.47 per share that expires May 31, 2009, 600,000 shares issuable under a common stock purchase warrant at an exercise price of $0.275 per share that expires December 31, 2007, and 500,000 shares issuable under a common stock purchase warrant at a price of $0.40 per share that expires December 3, 2006.
(9)	The number of shares owned includes 666,667 shares issuable under a Series A Warrant to purchase common stock at an exercise price of $0.47 per share that expires May 31, 2009, and 1,000,000 shares issuable under a common stock purchase warrant at a price of $0.40 per share that expires December 3, 2006.
(10)	The number of shares owned by these persons are shares issuable under common stock purchase warrant at an exercise price of $0.275 per share that expire December 31, 2007.
(11)	The number of shares owned are shares issuable under a common stock purchase warrant at an exercise price of $0.275 per share that expires December 31, 2007. Serge Wernli of Elsau, Switzerland, exercises investment control over the equity investments of Hornet Services.
(12)	The number of shares owned are shares issuable under a common stock purchase warrant at an exercise price of $0.275 per share that expires December 31, 2007. Roland Schaub of Zurich, Switzerland, exercises investment control over the equity investments of PS Capital.
(13)	The number of shares owned by these persons are shares issuable under common stock purchase warrant at an exercise price of $0.275 per share that expire September 30, 2007.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

Synthetic Blood is required to pay certain fees and expenses incurred by it incident to the registration of the shares. Synthetic Blood also agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of such Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings, or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 or any other rule of similar effect adopted under the Securities Act of 1933. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 200,000,000 shares of common stock with a par value of $0.01, and 10,000,000 shares of preferred stock with no par value. As of the date of this prospectus, there are 137,244,072 shares of common stock issued and outstanding and no shares of preferred stock outstanding.

Common stock

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available there for. The outstanding common stock is validly issued, fully paid and non-assessable.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred stock

Our board of directors is authorized, without further action by our stockholders, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting rights applicable to such series and such other designations, preferences and special rights as the board of directors may determine, including dividend, conversion, redemption and liquidation rights and preferences. The availability of preferred stock, while providing desirable flexibility in connection with possible financings and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of Synthetic Blood not approved by the board of directors. Synthetic Blood has no present plans for issuing any shares of preferred stock.

Convertible debentures and warrants

On July 13, 2005, Synthetic Blood sold to three private investors convertible debentures in the principal amount of $1,849,998 payable in 33 equal monthly installments starting November 11, 2005, and warrants to purchase up to 8,409,083 of shares of common stock exercisable during a term of three years at an exercise price of $0.242 per share. Proceeds to Synthetic Blood after the 10 percent original issue discount, commissions, and the investors’ professional fees was approximately $1,145,500. Identical warrants to purchase an additional 46,250 shares were issued to a broker-dealer that participated in the transaction.

The principal amount of the convertible debentures is convertible to our common stock at any time at the election of the holders at a rate of one common share for each $0.22 of principal. If there is a default under the convertible debentures, the default repayment amount is 130% of the principal amount of the convertible debentures. We may, at our option and subject to certain conditions, make monthly payments on the convertible debentures in common stock priced at the lower of $0.22 or 80 percent of the volume weighted average price for our common stock over the five trading days prior to the payment date. We are entitled to call the convertible debentures for conversion to common stock and call the warrants for cancellation on the 30th trading day, if the shares underlying the convertible debentures and warrants are registered for resale and the market price for our common stock is 250% of the conversion or exercise price over a period of 20 consecutive trading days prior to the date notice of conversion or cancellation is given. By contract the parties are prohibited from converting the debentures or exercising the warrants if, as a result, an investor would hold more than 4.99 percent of the common stock of Synthetic Blood then outstanding.

If we sell or issue shares of common stock below the fixed conversion price of the debentures or exercise price of the warrants, the conversion price and exercise price will be reduced to that lower price. The conversion price of the convertible debentures and exercise price of the warrants may be adjusted on the occurrence of other events, such as a stock dividend, combination or other capital adjustment in the outstanding shares of common stock, or other recapitalization or reorganization involving Synthetic Blood.

We are obligated to file a registration statement registering the resale of shares of the common stock issuable upon conversion of the convertible debentures and exercise of the warrants. If the registration statement is not filed by August 27, 2005, or declared effective within 75 days thereafter, or if the registration is suspended other than as permitted in the registration rights agreement between us and the investors, we are obligated to pay the investors certain fees and the obligations may be deemed to be in default.

The investors in the convertible debentures and warrants have a right to participate in future financings by Synthetic Blood during the one-year period following the effective date of the registration statement covering the common shares issuable under the convertible debentures and warrants. The investors may participate in up to 50% of any such financing on the same terms as other participants in the financing.

Other Warrants and Options

Synthetic Blood has outstanding warrants to purchase

•	6,000,000 shares of common stock at an exercise price of $0.20 per share that expire September 30, 2007;

•	5,500,000 shares of common stock at an exercise price of $0.40 per share that expire December 3, 2006;

•	2,266,666 shares of common stock at an exercise price of $0.47 per share that expire May 31, 2009, and may be called for cancellation without payment to the holders if the shares underlying the warrants are registered for resale and the market price for our common stock is twice the exercise price; of the warrants over a period of ten consecutive trading days;

•	9,437,500 shares of common stock at an exercise price of $0.275 per share, of which 9,000,000 expire December 31, 2007 and 437,500 expire September 30, 2007, and all of which may be called for cancellation without payment to the holders if the shares underlying the warrants are registered for resale and the market price for our common stock is twice the exercise price; of the warrants over a period of ten consecutive trading days;

•	5,398,352 shares of common stock at an exercise price of $0.245 per share of which 4,348,352 expire March 22, 2011 and 1,050,000 expire April 19,2011;

•	2,000,000 shares of common stock at an exercise price of $0.20 per share that expire December 15, 2006;

•	816,410 shares of common stock at an exercise price of $0.245 which expire between March and April 2008; and

•	92,143 shares of common stock issued to three consultants, of which 80,000 are exercisable at a price of $0.15 per share and expire October 13, 2009, 12,143 are exercisable at a price of $0.01 per share and expire on various dated between September 2006 and December 2008.

We also have outstanding options to purchase 5,935,000 shares of our common stock that have been issued from time to time to officers, directors, employees, and consultants as compensation for their services. The options expire on various dates between February 2008 and March 2016, and have exercise prices that range between $0.09 and $0.80 per share.

Limitation on directors’ liabilities

The bylaws of Synthetic Blood provide that it shall indemnify its directors and officers against any liability resulting from any of their actions alleged to have occurred or omitted in their capacities as directors and officers except for liability arising out of their negligence or willful misconduct. The bylaws go on to provide that this indemnification is in addition to any other rights of indemnification that the directors or officers may be entitled by law or otherwise.

The New Jersey Business Corporation Act provides that, in discharging their duties, directors and members of any committee designated by the board shall not be liable if, acting in good faith, they rely: (a) upon the opinion of counsel for the corporation; (b) upon written reports setting forth financial data concerning the corporation and prepared by an independent public accountant or certified public accountant or firm of such accountants; (c) upon financial statements, books of account or reports of the corporation represented to them to be correct by the president, the officer of the corporation having charge of its books of account, or the person presiding at a meeting of the board; or (d) upon written reports of committees of the board.

The New Jersey Business Corporation Act also provides that a corporation may indemnify its directors and officers against expenses and liabilities in connection with any proceeding involving them by reason of their serving as directors or officers. When the proceeding is not by or in the right of the corporation, directors and officers may be indemnified if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, they had no reasonable cause to believe the conduct was unlawful. If the proceeding is brought by or in the right of the corporation to procure a judgment in its favor, directors and officers may be indemnified if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. Under New Jersey law the corporation shall indemnify directors and officers against expenses of any proceeding to the extent that they are successful on the merits or otherwise, and such expenses may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking to repay advancements if it is determined that they are not entitled to be indemnified.

Penny stock rules

It is likely public transactions in our stock will be covered by the Penny Stock rules, which impose significant restrictions on broker-dealers and may affect the resale of our stock. A penny stock is generally a stock that

•	Is not listed on a national securities exchange or Nasdaq,

•	Is listed in “pink sheets” or on the NASD OTC Bulletin Board,

•	Has a price per share of less than $5.00 and

•	Is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

•	Determination of the purchaser’s investment suitability,

•	Delivery of certain information and disclosures to the purchaser, and

•	Receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. It is likely our common stock will be covered by the penny stock trading rules. Therefore, such rules may materially limit or restrict a holder’s ability to resell our common stock, and the liquidity typically associated with other publicly traded equity securities may not exist.

Transfer agent

The transfer agent for the common stock is Interwest Transfer Company, Salt Lake City, Utah.

INDEMNIFICATION

Under the bylaws of Synthetic Blood, the board of directors has the authority to indemnify officers and directors to the fullest extent permitted by New Jersey law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, or to the extent any of the selling security holders are entitled to indemnification under their agreements with us, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus will be passed upon for Synthetic Blood by Parsons Behle & Latimer, Salt Lake City, Utah.

EXPERTS

The financial statements of Synthetic Blood as of April 30, 2006 and 2005, for the years ended April 30, 2006. 2005 and 2004, and the period from inception, May 26, 1967 through April 30, 2006, have been audited by Haskell & White LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere (which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern and which report states that the Company’s financial statements for the period from inception, May 26, 1967, through April 30, 2003, were audited by other auditors and that Haskell & White LLP’s opinion, insofar as it relates to the amounts for such prior periods, is based solely on the report of other auditors), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Synthetic Blood International, Inc.

We have audited the accompanying balance sheets of Synthetic Blood International, Inc. (a development stage enterprise) (the “Company”) as of April 30, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the three year period ended April 30, 2006, and for the period from inception, May 26, 1967, through April 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The Company’s statements of operations, stockholders’ equity and cash flows for the period from inception, May 26, 1967, through April 30, 2003, were audited by other auditors, whose report dated June 30, 2003, included an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. The financial statements for the period from inception, May 26, 1967, through April 30, 2003, reflect cumulative net losses of $18,700,730. The other auditors’ report has been furnished previously to us, and our opinion expressed herein, insofar as it relates to the amounts for such prior periods, is based solely on the report of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits, and the report of the other auditors, provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Synthetic Blood International, Inc. as of April 30, 2006 and 2005, and the results of its operations and its cash flows for the three year period ended April 30, 2006, and for the period from inception, May 26, 1967, through April 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise presently generating no revenues and the Company has a deficit accumulated during the development stage of $27,689,324. Further, the Company used cash in operations of $2,148,357 during the year ended April 30, 2006, and has no working capital available as of April 30, 2006. The Company will require substantial additional financing to fund operations and development until the necessary regulatory approvals are obtained, if ever. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ HASKELL & WHITE LLP

Irvine, California

June 1, 2006, except for Note K,

as to which the date is July 15, 2006

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

BALANCE SHEETS

April 30,

	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$382	$588,763
Debt issue costs, net of accumulated amortization of $112,338 and none, respectively	78,012	—
Prepaid expenses and other current assets	76,213	77,686

Total current assets	154,607	666,449

PROPERTY AND EQUIPMENT
Laboratory equipment	688,713	730,811
Furniture and fixtures	31,696	31,696
Leasehold improvements	4,810	4,810

	725,219	767,317
Less accumulated depreciation	(426,849)	(383,039)

Property and equipment, net	298,370	384,278

PATENTS, net	157,811	211,618

	$610,788	$1,262,345

The accompanying notes are an integral part of these financial statements.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

BALANCE SHEETS - CONTINUED

April 30,

	2006	2005
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$151,670	$269,975
Accrued expenses	81,813	43,969
Notes payable, net of unamortized discount of $149,662	14,794	—
Convertible debentures, net of unamortized discount of $288,921	176,295	—

Total current liabilities	424,572	313,944

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, undesignated; authorized 10,000,000 shares; none issued or outstanding at April 30, 2006 and 2005, respectively	—	—
Common stock, par value $0.01 per share; authorized 200,000,000 shares; 136,589,119 and 125,659,918 shares issued and outstanding at April 30, 2006 and 2005, respectively	1,365,891	1,256,599
Additional paid-in capital	26,525,480	23,283,449
Deposits on common stock	—	140,833
Deferred compensation	(15,831)	(109,749)
Deficit accumulated during the development stage	(27,689,324)	(23,622,731)

Total stockholders’ equity	186,216	948,401

	$610,788	$1,262,345

The accompanying notes are an integral part of these financial statements.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS

For the Three Years Ended April 30, 2006 and for the Period

May 26, 1967 (Date of Inception) to April 30, 2006

	Period from May 26, 1967 (inception) to April 30, 2006	2006	2005	2004
EXPENSES
Research and development	$10,664,833	$1,204,577	$1,277,125	$1,266,423
General and administrative	15,885,034	1,274,014	1,407,487	1,000,782
Interest	1,838,517	1,655,874	—	—

Total expenses	28,388,384	4,134,465	2,684,612	2,267,205
OTHER INCOME	(699,060)	(67,872)	(11,814)	(18,002)

NET LOSS	$(27,689,324)	$(4,066,593)	$(2,672,798)	$(2,249,203)

NET LOSS PER SHARE - Basic and diluted		$(0.03)	$(0.02)	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - Basic and diluted		131,187,581	118,841,402	95,327,891

The accompanying notes are an integral part of these financial statements.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Three Years Ended April 30, 2006 and for the Period

May 26, 1967 (Date of Inception) to April 30, 2006

	Common Stock		Additional paid-in capital	Deposits on common stock	Deferred compensation	Deficit accumulated during the development stage	Total stockholders’ equity
	Number of shares	Amount
BALANCES, May 26, 1967	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	66,334,741	663,347	12,367,141	—	—	—	13,030,488
Issuance of common stock upon conversion of debentures	1,401,399	14,014	818,234	—	—	—	832,248
Issuance of common stock to employees and compensatory options	218,800	2,188	1,706,095	—	—	—	1,708,283
Issuance of common stock for services rendered	1,268,994	12,690	284,795	—	—	—	297,485
Issuance of common stock to officers to retire shareholder loans	1,044,450	10,444	177,556	—	—	—	188,000
Common stock issued in conjunction with funding agreements and services rendered	5,376,365	53,764	883,160	—	—	—	936,924
Common stock issued upon conversion of notes payable	4,766,820	47,668	637,607	—	—	—	685,275
Issuance of warrants and options	—	—	232,980	—	—	—	232,980
Exercise of warrants and options	5,372,305	53,724	588,177	—	—	—	641,901
Contributions of capital for cash and services rendered	—	—	65,700	—	—	—	65,700
Contribution of capital by shareholders	—	—	581,818	—	—	—	581,818
Issuance of common stock for promissory note	3,000,000	30,000	370,000	—	—	—	400,000
Net loss	—	—	—	—	—	(18,700,730)	(18,700,730)

Balances at April 30, 2003	88,783,874	887,839	18,713,263	—	—	(18,700,730)	900,372

The accompanying notes are an integral part of these financial statements.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

STATEMENTS OF STOCKHOLDERS’ EQUITY - CONTINUED

For the Three Years Ended April 30, 2006 and for the Period

May 26, 1967 (Date of Inception) to April 30, 2006

	Common Stock		Additional paid-in capital	Deposits on common stock	Deferred Compensation	Deficit accumulated during the development stage	Total stockholders’ equity
	Number of shares	Amount
Balances at April 30, 2003	88,783,874	$887,839	$18,713,263	$—	$—	$(18,700,730)	$900,372
Common stock issued for cash, net of offering costs	25,025,002	250,250	1,751,976	—	—	—	2,002,226
Issuance of stock options for services rendered	—	—	1,970	—	—	—	1,970
Compensation on options and warrants issued	—	—	241,750	—	(142,834)	—	98,916
Net loss	—	—	—	—	—	(2,249,203)	(2,249,203)

Balances at April 30, 2004	113,808,876	$1,138,089	$20,708,959	$—	$(142,834)	$(20,949,933)	$754,281
Issuance of common stock for:
Exercise of stock options	125,000	1,250	41,250	—	—	—	42,500
Cash proceeds, net of offering costs	11,726,042	117,260	2,127,240	—	—	—	2,244,500
Deposits received on common stock	—	—	—	140,833	—	—	140,833
Compensation on options and warrants issued	—	—	406,000	—	(95,000)	—	311,000
Amortization of deferred compensation	—	—	—	—	128,085	—	128,085
Net loss	—	—	—	—	—	(2,672,798)	(2,672,798)

Balances at April 30, 2005	125,659,918	$1,256,599	$23,283,449	$140,833	$(109,749)	$(23,622,731)	$948,401
Common stock issued for:
Exercise of stock options	17,467	175	—	—	—	—	175
Cash proceeds, net of offering costs	2,500,000	25,000	437,563	(140,833)	—	—	321,730
Warrants issued for services rendered	—	—	31,000	—	—	—	31,000
Common stock issued for convertible debt	8,411,734	84,117	1,300,668	—	—	—	1,384,785
Beneficial conversion on convertible debt	—	—	770,000	—	—	—	770,000
Options issued with debt instruments	—	—	702,800	—	—	—	702,800
Amortization of deferred compensation	—	—	—	—	93,918	—	93,918
Net loss	—	—	—	—	—	(4,066,593)	(4,066,593)

Balances at April 30, 2006	136,589,119	$1,365,891	$26,525,480	$—	$(15,831)	$(27,689,324)	$186,216

The accompanying notes are an integral part of these financial statements.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS

For the Three Years Ended April 30, 2006 and for the Period

May 26, 1967 (Date of Inception) to April 30, 2006

	Period from May 26, 1967 (inception) to April 30, 2006	2006	2005	2004
Cash flows from operating activities:
Net loss	$(27,689,324)	$(4,066,593)	$(2,672,798)	$(2,249,203)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,183,253	169,335	137,717	141,712
Amortization of deferred compensation	320,919	93,918	128,085	98,916
Interest on debt instruments	1,655,874	1,655,874	—	—
Settlement of vendor dispute	(39,000)	(39,000)	—	—
Loss on disposal and write-down of property, equipment and other assets	219,305	68,896	—	—
Issuance of compensatory stock options and warrants	2,238,463	9,200	311,000	—
Issuance of stock below fair market value	695,248	—	—	—
Issuance of stock for services rendered	1,265,279	—	42,500	1,970
Contribution of capital through services rendered by stockholders	216,851	—	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(76,213)	1,473	41,294	(46,020)
Accounts payable and accrued expenses	449,076	(41,460)	20,246	279,165

Net cash used in operating activities	(19,560,269)	(2,148,357)	(1,991,956)	(1,773,460)

Cash flows from investing activities:
Purchase of property and equipment	(1,083,902)	(21,787)	(69,675)	(80,417)
Purchase of other assets	(680,156)	(34,391)	(37,249)	(24,481)

Net cash used in investing activities	(1,764,058)	(56,178)	(106,924)	(104,898)

The accompanying notes are an integral part of these financial statements.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS - CONTINUED

For the Three Years Ended April 30, 2006 and for the Period

May 26, 1967 (Date of Inception) to April 30, 2006

	Period from May 26, 1967 (inception) to April 30, 2006	2006	2005	2004
Cash flows from financing activities:
Proceeds from stockholder debt	$977,692	$—	$—	$—
Repayments of amounts due to stockholders	(121,517)	—	—	—
Proceeds from issuance of notes payable	628,815	163,750	—	—
Proceeds from issuance of convertible debentures, net of issue costs	1,941,500	1,130,500	—	—
Payments on short-term notes payable	(425,991)	—	—	—
Payments on long-term debt	(291,309)	—	—	—
Net proceeds from issuance of common stock, options and warrants	18,615,519	321,904	2,385,333	2,002,226

Net cash provided by financing activities	21,324,709	1,616,154	2,385,333	2,002,226

Net increase (decrease) in cash and cash equivalents	382	(588,381)	286,453	123,868
Cash and cash equivalents, beginning of period	—	588,763	302,310	178,442

Cash and cash equivalents, end of period	$382	$382	$588,763	$302,310

Cash paid for:
Interest	$143,129	$—	$—	$—

Income taxes	$18,825	$1,825	$1,550	$1,340

The accompanying notes are an integral part of these financial statements.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS - CONTINUED

For the Three Years Ended April 30, 2006 and for the Period

May 26, 1967 (Date of Inception) to April 30, 2006

Supplemental information:

During Fiscal Year 2006:

As further disclosed in Note F to the financial statements, in connection with the sale of $1,850,000 of convertible debentures, the Company recorded original issue discount of $555,000, discount of $525,000 related to the value of warrants issued in the transaction, and additional discount of $770,000 related to the value of the beneficial conversion feature.

The Company made principal payments on its convertible debentures of $418,285 through the issuance of 4,018,555 shares of common stock and investors converted $966,500 of convertible debentures into 4,393,179 shares of common stock.

The Company issued short-term notes payable totaling $179,945 and recorded original issue discount of $16,195 and additional discount of $163,750 related to the value of warrants issued to the holders.

The Company recorded deferred offering costs thorough the issuance of 2,000,000 warrants for capital raising services.

The Company determined that certain patents no longer had economic value and wrote-off the patent related assets totaling $249,001 and related accumulated amortization of $190,752.

During Fiscal Year 2005:

The Company issued 500,000 incentive stock options to a Director of the Company. Deferred compensation of $95,000 has been recorded for the difference between the market value of the shares at the date of grant over the strike price and will be amortized to compensation expense over the 2-year vesting period. Related amortization of compensation expense aggregated $31,667 during fiscal year 2005.

During Fiscal Year 2004:

The Company issued 12,122,223 shares of common stock and issued warrants for the purchase of 4,000,000 shares of the Company’s common stock. The estimated fair value of the common stock issued of $7,030,000 and the warrants of $340,500 has been offset against Additional Paid-In Capital as a reduction of the proceeds from the private placement.

The Company issued 500,000 incentive stock options to a Director of the Company and 75,000 incentive stock options to the Company’s Vice President. Deferred compensation of $241,750 has been recorded for the difference between the market value of the shares at the date of grant over the strike price and will be amortized to compensation expense over the 2-year vesting period. Related amortization of compensation expense aggregated $98,916 during fiscal year 2005.

The accompanying notes are an integral part of these financial statements.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

April 30, 2006 and 2005

NOTE A - DESCRIPTION OF BUSINESS AND GOING CONCERN

Description of Business - Synthetic Blood International, Inc. (“the Company”) was incorporated on May 26, 1967 and was inactive through September 1990, when it began conducting operations for the purpose of developing a synthetic blood emulsion to act as a human blood substitute, and a method of using a perfluorocarbon compound to facilitate oxygen exchange for individuals with respiratory distress syndrome. Shortly after commencing these operations, the Company changed its name to Synthetic Blood International, Inc. The Company is also developing an implantable, continuous reading glucose biosensor to be used primarily by individuals with diabetes. The Company submitted an Investigational New Drug Application (IND) for Oxycyte, the Company’s alternative to transfused blood for use in surgical and similar medical situations, to the Food and Drug Administration (FDA) in 2003 and successfully conducted a Phase I safety clinical study in the fourth quarter of 2003. The results of the Phase I study were consistent with the results of preclinical animal safety studies, and showed a good safety profile for Oxycyte. The Company started Phase II clinical trials of Oxycyte in surgical patients in the fourth quarter of 2004. Fluorovent, an oxygen exchange fluid for facilitating the treatment of lung conditions, and the glucose biosensor are at the preclinical development stage, and are currently inactive, awaiting additional financing. The Company has not generated significant revenues since inception.

Going Concern - Management believes the accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the company as a going concern. The Company has an accumulated deficit during the development stage of $27,689,324 at April 30, 2006 and used cash in operations of $2,148,357 during the year ended April 30, 2006.

In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying April 30, 2006 balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, to maintain present financing, and to generate cash from future operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

As disclosed in Note K, additional debt financing was obtained subsequent to April 30, 2006, however additional financing will be needed to sustain current operations. Management is actively seeking additional sources of equity and/or debt financing; however there is no assurance that any additional funding will be available. If additional financing is not obtained, operations may be curtailed until funding is obtained.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage - The Company has not commenced its planned principal operations, and has not earned significant revenues, therefore it is considered a “Development Stage Enterprise.”

Cash and Cash Equivalents - The Company considers all highly liquid instruments with a maturity date of three months or less, when acquired, to be cash equivalents.

Cash Concentrations - The Company maintains cash balances at financial institutions, which may at times, exceed the amounts insured by the Federal Deposit Insurance Corporation of $100,000 per institution.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

April 30, 2006 and 2005

However, management does not believe there is significant credit risk associated with these financial institutions.

Property and Equipment - Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives of the related assets, ranging from three to ten years, or the lease term, if applicable.

Loss Per Share - Basic loss per share, which excludes antidilutive securities, is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding for that particular period. In contrast, diluted loss per share considers the potential dilution that could occur from other equity instruments that would increase the total number of outstanding shares of common stock. Potentially dilutive securities, however, have not been included in the diluted loss per share computation because their effect is antidilutive.

Income Taxes - Deferred tax assets and liabilities are recorded for differences between the financial statement and tax bases of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of other income and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments - The Company’s balance sheet includes the following financial instruments: cash and cash equivalents. The Company considers the carrying amount in the financial statements to approximate fair value for these financial instruments because of liquidity and short-term nature of the instruments.

Stock-Based Compensation - The Company accounts for stock-based employee compensation as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and stock-based non-employee compensation under Statement of Financial Accounting Standards (“SFAS”) 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS 148”) and Accounting for Stock-Based Compensation (“SFAS 123”). SFAS 123 and SFAS 148 require pro forma disclosures of net income and net income per share as if the fair value based method of accounting for stock-based awards had been applied for both employee and non-employee grants. They also require disclosure of option status on a more prominent and frequent basis. Such disclosure for the years ended April 30, 2006, 2005 and 2004 is presented below. The Company accounts for stock options and warrants issued to non-employees based on the fair value method, but has not elected this treatment for grants to employees and board members. Under the fair value based method, compensation cost is recorded based on the value of the award at the grant date and is recognized over the service period.

The fair value of each option grant was estimated at the grant date using the Black-Scholes option-pricing model using the following assumptions: an average risk-free interest rate of 4.3% for 2006, 3.7% for 2005 and 3.4% for 2004; average volatility of 103% for 2006, 116% for 2005, and 130% for 2004; zero dividend yield for all years; and expected lives of 1 to 10 years.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

April 30, 2006 and 2005

The Black–Scholes option valuation model was developed for use in estimating the fair value of traded options and warrants that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s stock options and warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options and warrants. The Company’s calculations are based on a single option valuation approach and forfeitures are recognized as they occur.

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to employee awards:

	Years ended April 30,
	2006	2005	2004
Net loss, as reported	$(4,066,593)	$(2,672,798)	$(2,249,203)
Add: stock-based employee compensation expenses	93,918	128,085	98,916
Deduct: fair value based employee compensation expenses	(227,605)	(281,215)	(232,767)

Pro forma net loss	$(4,200,280)	$(2,825,928)	$(2,383,054)

Earning per share:
As reported	$(0.03)	$(0.02)	$(0.02)
Pro forma	$(0.04)	$(0.02)	$(0.02)

Recent Accounting Pronouncements - In December 2004, the FASB issued SFAS 123R, “Share-Based Payment: an amendment to FASB Statements No. 123 and 95,” which requires companies to recognize in their income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. SFAS No. 123R is effective for annual periods beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 123R on May 1, 2006. Management expects the adoption of this new pronouncement to have an impact on the Company’s financial statements similar to that included in the table presenting the Company’s pro forma net loss had it utilized the fair value method for employee stock options.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“SFAS 153”). SFAS 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS 153 also replaces the narrow exception for nonmonetary exchanges of similar productive assets with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions (“APB 29”) previously required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS 153 did not have a significant impact on the Company’s overall results of operations or financial position.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 replaces the Accounting Principles Board Opinion No. 20,

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

April 30, 2006 and 2005

Accounting Changes (“APB 20”) and Statement of Financial Accounting Standards No. 3, Reporting Accounting Changes in Interim Financial Statements (“SFAS 3”) to require retrospective application of changes in accounting principle to prior periods’ financial statements. The provisions of SFAS 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material effect on the Company’s financial statements.

The FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments—an Amendment of SFAS No. 133 and 140 (“SFAS 155”) in February 2006. SFAS 155 amends Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, (“SFAS 133”) and Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS 140”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets . In summary, SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 is not expected to have a material effect on the Company’s financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, FASB Statement No. 140, Accounting for Servicing of Financial Assets - an Amendment of FASB Statement No. 140, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement is effective as of the beginning of its first fiscal year that begins after September 15, 2006, and is not expected to have a material effect on the Company’s financial statements.

NOTE C - PATENTS

The Company’s intangible assets consist of expenditures associated with patents related to the Company’s various technologies. Capitalized costs include amounts paid to third parties for legal fees, application fees and other direct costs incurred in the filing and prosecution of patent applications. These assets are amortized on a straight-line method over their estimated useful lives, which range from eight to ten years. The Company reviews these intangible assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). During the year ended April 30, 2006, management believes no indications of impairment existed.

Patents consist of the following at April 30:

	2006	2005
Patents	311,727	526,337
Less accumulated amortization	(153,916)	(314,719)

	$157,811	$211,618

During the year ended April 30, 2006, the Company determined that certain patents no longer had economic value and wrote-off the patent related assets totaling $249,001 and related accumulated amortization of $190,752.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

April 30, 2006 and 2005

The amortization expense for years ended April 30, 2006, 2005 and 2004 was $29,950, $45,126 and $42,565, respectively. The unamortized balance of patents is estimated to be amortized over the next five years and thereafter as follows:

Fiscal Year ending April 30:
2007	$31,200
2008	$30,500
2009	$26,100
2010	$20,600
2011	$16,900
Thereafter	$33,511

NOTE D - NOTES PAYABLE

In March 2006, the Company received a net amount of $163,750 from the issuance of one-year notes payable. The notes are unsecured and were issued with a 9% original issue discount of totaling $16,195 and pay interest at 9% per year. In addition, the Company issued 2-year warrants to purchase 816,410 shares of common stock at $0.245 per share. Additional discount of $163,750 was recorded for the fair value of the warrants computed using the Black-Scholes pricing model.

Total discount on the notes of $179,945 will be amortized as additional interest expense over the 1-year life of the notes payable.

Interest charges associated with the notes payable, including amortization of the original issue discount and common stock purchase warrant value, aggregated $14,794 for the year ended April 30, 2006.

NOTE E - COMMITMENTS AND CONTINGENCIES

Litigation - The Company is subject to litigation in the normal course of business, none of which management believes will have a material adverse effect on the Company’s financial statements. At April 30, 2006 the Company is not a party to any litigation matters.

Employment Contracts - The Company’s Board of Directors has approved a three-year employment contract with its President and Chief Executive Officer at a base annual salary as determined by the Board (currently $189,000) and includes an annual stock option grant of 150,000 shares of the Company’s common stock. The initial contract period expired July 31, 2005, however, the contract will automatically renew annually unless terminated by either party. The contract provides that he may, at his election, receive a severance payment equal to 299% of his average annual salary and bonuses received during the prior two-year period in the event of a change in control, as defined.

The Company also has a two-year employment contract with its Vice President of Product Development at a base annual salary as determined by the Board (currently $167,000) and includes an annual stock option grant of 75,000 shares of the Company’s common stock. The initial contract period has expired, however, the contract automatically renews annually unless terminated by either party. The contract provides that he is to receive a severance payment equal to nine months of his average annual salary and bonuses received during the prior two-year period in the event of a change in control, as defined.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

April 30, 2006 and 2005

NOTE	F - STOCKHOLDERS’ EQUITY

Fiscal Year 2006:

In July 2005, the Company received the final payment of $321,730 under a purchase agreement signed in October 2004 and extended in November 2004 for the purchase of 2,500,000 shares of common stock at $0.185 per share plus a warrant to purchase 6,000,000 shares of common stock at $0.20 per share that expires in September 2007.

On July 13, 2005, the Company closed on a financing transaction with three private investors. In the transaction, the Company issued to the investors unsecured convertible debentures in the principal amount of approximately $1.85 million payable over a term of three years beginning 120 days following the closing of the financing discounted on the date of issue at 10 percent. Proceeds to the Company after commissions, investors’ professional fees, and original issue discount of $555,000, were approximately $1,130,500.

The principal amount of the debentures is convertible to common stock at any time at the election of the holder at a rate of one common share for each $0.22 of principal. The Company may, at its option and subject to certain conditions, make monthly payments on the debentures in common stock priced at the lower of $0.22 or 80 percent of the volume weighted average price for the common stock over the five trading days prior to the payment date. The Company also issued warrants to purchase up to 8,455,333 of shares of common stock exercisable during a term of three years at an exercise price of $0.242 per share

The Company determined that the conversion feature embedded in the notes payable satisfied the definition of a conventional convertible instrument under the guidance provided in ETIF 00-19 and ETIF 05-02, as the conversion option’s value may only be realized by the holder by exercising the option and receiving a fixed number of shares. As such, the embedded conversion option in the notes payable qualifies for equity classification under ETIF 00-19, qualifies for the scope exception of paragraph 11(a) of SAFS 133, and is not bifurcated from the host contract. In accordance with the provisions of Accounting Principles Board Opinion No. 14, the Company allocated the net proceeds received in this transaction to each of the convertible debentures and common stock purchase warrants based on their relative estimated fair values. As a result, the Company allocated $770,000 to the convertible debentures and $525,000 to the common stock purchase warrants, which was recorded in additional paid-in-capital. In accordance with the consensus of EITF issues 98-5 and 00-27, management determined that the convertible debentures contained a beneficial conversion feature based on the effective conversion price after allocating proceeds of the convertible debentures to the common stock purchase warrants. Because the calculated beneficial conversion amount exceeded the remaining net carrying value of the convertible debentures, the beneficial conversion was recorded in an amount equal to the remaining net carrying value of the convertible debentures of $770,000 with a corresponding amount recorded as additional paid-in-capital. The amounts recorded for the original issue discount, common stock purchase warrants and the beneficial conversion feature are amortized as interest expense over the terms of the convertible debentures.

The shares underlying the convertible debentures and warrants are subject to a registration rights agreement that requires the Company to effect a registration statement and then maintain the effectiveness of the registration statement for a defined period of time. If the Company fails to comply with the related contractual terms, then liquidated damages penalties accrue to the Company in an

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

April 30, 2006 and 2005

amount not to exceed 20% of the investors’ investment. Management believes that such penalties reasonably represent the difference between the value of a registered share and an unregistered share of the Company’s common stock, and therefore, the Company has accounted for the warrants as equity instruments in the accompanying financial statements pursuant to the guidance in EITF 00-19.

During the year ended April 30, 2006, the private investors elected to convert $966,500 of the convertible debentures into 4,393,179 shares of common stock at $0.22 per share. In addition, the Company made principal payments of $418,285 through the issuance of 4,018,555 shares of common stock. At April 30, 2006, 2,114,607 shares may be converted by the note holder under the debenture agreements at $0.22 per share.

Interest charges associated with the convertible debentures, including amortization of the original issue discount, common stock purchase warrant value and the beneficial conversion feature, aggregated $1,641,080 for the year ended April 30, 2006.

Fiscal Year 2005:

The Company received $612,000, net of $68,000 of direct costs, for the sale of 2,266,666 shares of common stock, at a price of $0.30 per share. Each investor also received 2,266,666 Series A warrants, as further disclosed in Note F.

The Company also received $1,632,500, net of $255,000 of direct costs, for the sale of 9,437,500 shares of common stock at a price of $0.20 per share. Each investor also received 9,437,500 Series A warrants, as further disclosed in Note F. The Company also issued 21,875 shares of common stock as compensation for assistance with this placement. The fair value of the common stock issued of $4,813 has been determined using the market price of the stock on the issue date and has been offset against Additional Paid-In Capital as a reduction of the proceeds from the private placement.

The Company issued 125,000 shares of common stock for legal services rendered. The Company recorded an expense of $42,500, which represents the fair value of the common stock on the date the stock was issued.

The Company received initial payment of $140,000 under a purchase agreement signed in October 2004 and extended in November 2004 for the purchase of 2,500,000 shares of common stock at $0.185 per share plus a warrant to purchase 6,000,000 shares of common stock at $0.20 per share that expires in September 2007. As noted in Note J, the balance under the agreement was received subsequent to April 30, 2005.

Fiscal Year 2004:

The Company received $2,001,601 for the sale of 12,897,779 shares of common stock, at prices ranging from $0.15 to $0.18 per share, in connection with a $2,000,000 private placement of its common stock.

In addition, the Company issued 12,122,223 shares of common stock, and a warrant to purchase 4,000,000 shares of common stock at $0.20 per share, as compensation to foreign advisors and financial consultants for services rendered in connection with the $2,000,000 common stock placement. The estimated fair value of the common stock of $7,030,000 was determined using the stock price on February 11, 2004, the date the Company obtained the funds and was obligated to issue the shares. The

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

April 30, 2006 and 2005

fair value of the warrants of $340,500 was determined using the Black-Scholes option-pricing model using the following assumptions: an average risk-free interest rate of 1.67%, average volatility of 70.1%, zero dividend and expected lives of 2 years. The fair value of the warrants and common stock was offset against Additional Paid-In Capital as a reduction of the proceeds from the private placement when the shares were issued.

The Company issued 5,000 shares of common stock for cash proceeds of $625 resulting from the exercise of previously granted stock options issued for services.

NOTE G - STOCK OPTIONS AND WARRANTS

In September 1999, the Company’s Board of Directors approved the 1999 Stock Plan (the “1999 Plan”) which provides for the granting of incentive and nonstatutory stock options to employees, directors and consultants to purchase up to 4,000,000 shares of the Company’s common stock. The 1999 Plan was approved by stockholders on October 10, 2000. Options granted under the 1999 Plan are exercisable at various dates up to four years and have expiration periods of generally ten years. As of April 30, 2006, the Company had 2,895,000 qualified stock options outstanding under the 1999 Plan. In addition, the Company has 3,040,000 non-qualified stock options outstanding as of April 30, 2006.

Fiscal Year 2006:

The Company issued 290,000 stock options with a weighted average exercise price of $0.17 to its employees and three Directors. All options were incentive stock options issued under the 1999 Stock Plan. The stock options granted had exercise prices equal to the fair market value of the Company’s stock on the dates of grant.

Fiscal Year 2005:

The Company issued 295,000 stock options with a weighted average exercise price of $0.28 to its employees and two Directors. All options were incentive stock options issued under the 1999 Stock Plan. The stock options granted had exercise prices equal to the fair market value of the Company’s stock on the dates of grant.

The Company issued 500,000 non-qualified stock options to a Company Director. The options have an exercise price of $0.15 per share, vest over a three year period and expire in 2009. Deferred compensation has been recorded for the difference between the market price and the exercise price at the date of grant and will be amortized over the vesting period. Compensation expense associated with this grant totaled $31,667 for the year ended April 30, 2005.

Fiscal Year 2004:

The Company issued 285,000 stock options with a weighted average exercise price of $0.24 to its employees and one Director. All options were incentive stock options issued under the 1999 Stock Plan. The stock options granted had exercise prices equal to the fair market value of the Company’s stock on the dates of grant.

The Company issued 500,000 non-qualified stock options to the Company’s Chairman of the Board of Directors. The options have an exercise price of $0.15 per share, vest over a three year period and

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

April 30, 2006 and 2005

expire in 2008. Also, 75,000 non-qualified stock options were issued to the Company’s Vice President of Product Development. The options have an exercise price of $0.15 per share, vest over a three year period and expire in 2014. Deferred compensation has been recorded for the difference between the market price and the exercise price at the date of grant and will be amortized over the respective vesting periods. Compensation expense associated with these grants totaled $98,916 for the year ended April 30, 2004.

The following table summarizes certain information related to the Company’s stock options:

	Year ended April 30, 2006		Year ended April 30, 2005
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of year	6,165,000	$0.19	5,390,000	$0.18
Granted	290,000	0.17	795,000	0.20
Forfeited	(520,000)	0.15	(20,000)	0.23
Exercised	—	—	—	—

Outstanding, end of year	5,935,000	$0.19	6,165,000	$0.19

As of April 30, 2006, there were 1,105,000 options available for grant under the 1999 Plan.

The following table summarizes information about stock options outstanding at April 30, 2006:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.11 to $0.13	2,590,000	3.3	$0.12	2,480,000	$0.12
$0.14 to $0.16	1,350,000	4.1	$0.15	1,183,333	$0.15
$0.17 to $0.30	1,600,000	6.6	$0.22	1,206,667	$0.21
$0.30 to $0.80	395,000	4.7	$0.61	383,333	$0.62

	5,935,000			5,253,333

The following table summarizes the Company’s stock warrant information during the years ended April 30:

	2006		2005
	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding, beginning of year	23,345,795	$0.30	6,141,629	$0.20
Granted	22,670,095	0.23	17,204,166	0.34
Forfeited	(6,025,769)	0.20	—	—
Exercised	(17,467)	0.01	—	—

Outstanding, end of year	39,972,654	$0.28	23,345,795	$0.30

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

April 30, 2006 and 2005

Fiscal 2006:

As disclosed in Note F to the financial statements, in connection with the issuance of convertible debentures, the Company issued warrants to purchase up to 8,455,333 of shares of common stock exercisable during a term of three years at an exercise price of $0.242 per share.

The Company issued warrants to purchase 6,000,000 shares of common stock at $0.20 per share that expire in September 2007 in connection the sale of 2,500,000 shares of common stock at $0.185 per share, of which final payment of $321,667 was received in July 2005.

During January 2006, the Company issued warrants for the purchase of 2,000,000 shares of the Company’s common stock to a foreign individual in with connection capital raising services to be provided to the Company.

As disclosed in Note D, the Company issued warrants to purchase 5,398,352 shares of common stock at $0.245 per share that expire in 2011 in connection the issuance of 9% notes payable.

Fiscal 2005:

In connection with the sale of 2,266,666 shares of common stock issued during the year, as noted in Note F, the Company issued 2,266,666 warrants exercisable at $0.47 per share and expiring May 31, 2009. The warrants may be called by the Company for cancellation without payment to the holders of the warrants, if the market price for the common stock is twice the exercise price of the warrants over a period of ten consecutive trading days. The estimated relative value of the warrants issued was approximately $349,000 and such amount has been recorded in Additional Paid-in Capital.

In connection with the sale of 9,437,500 shares of common stock issued in during the year, as noted in Note F, the Company issued 9,437,500 warrants exercisable at $0.28 per share and expiring in 2007. The warrants may be called by the Company for cancellation without payment to the holders of the warrants, if the market price for the common stock is twice the exercise price of the warrants over a period of ten consecutive trading days. The estimated relative value of the warrants issued was approximately $630,000 and such amount has been recorded in Additional Paid-in Capital.

In December 2004, the Company approved the issuance of two-year warrants to six investors to purchase 5,500,000 shares of common stock at a price of $.40 per share in consideration of the delayed registration of their stock. The estimated fair value of the warrants of $311,000 has been recorded as an expense in the accompanying statement of operations with a corresponding credit recorded to Additional Paid-in Capital.

Fiscal 2004:

During fiscal 2004, the Company issued warrants for the purchase of 4,000,000 shares of the Company’s common stock to five foreign financial consultants at an exercise price of $0.20 per share. Based on a Black-Scholes analysis, the warrants had an estimated fair value of $340,500 on the date of grant. The warrants were issued for investor services provided to the Company in connection with a $2,000,000 private placement of its common stock. The warrants expire in September 2005. The estimated fair value of the warrants has been charged against Additional Paid-In Capital as a reduction of the proceeds from the private placement.

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

April 30, 2006 and 2005

NOTE H - INCOME TAXES

No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through April 30, 2006. The Company’s federal net operating loss carryforwards as of April 30, 2006 are approximately $27,000,000. The loss carryforwards expire in various years through 2026. Deferred tax assets of approximately $11.9 million and $10.1 million at April 30, 2006 and 2005, respectively, include the effects of these net operating loss carryforwards and research and development credit carryforwards. A valuation allowance has been provided for the full amount of the deferred tax assets due to the uncertainty of realization. Utilization of the Company’s net operating loss carryforwards will be limited based on ownership changes under Section 382 of the Internal Revenue Code.

The provision for income taxes consists of the following for the three years ended April 30, 2006:

	Years ended April 30,
	2006	2005	2004
Current and deferred tax benefit	$(1,800,000)	$(1,100,000)	$(920,000)
Change in valuation allowance	1,800,000	1,100,000	920,000

Net tax benefit	$—	$—	$—

NOTE I - RELATED PARTIES

During fiscal year 2006, 2005 and 2004, the Company paid $49,400, $125,000 and $126,000, respectively, to a specialty contract manufacturer of pharmaceutical products to manufacture the Company’s perfluorocarbon-based blood substitute and therapuetic oxygen carrier, for upcoming clinical trials. As of April 30, 2006 and 2005, the Company owed this entity $17,300 and $48,150, respectively, and such amount is included in accounts payable in the accompanying balance sheets. An officer of the Company is a minority shareholder and director of this specialty manufacturer.

NOTE J - QUARTERLY FINANCIAL DATA (Unaudited)

The following table summarizes the unaudited quarterly results of operations for fiscal years 2006 and 2005:

	Year Ended April 30, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Research and development expenses	$340,173	$290,362	$327,361	$246,681	$1,204,577
General and administrative expenses	275,667	395,700	333,559	269,088	1,274,014
Interest	—	1,016,652	220,324	418,898	1,655,874

Total expenses	615,840	1,702,714	881,244	934,667	4,134,465
Other income	(3,492)	(25,633)	(20,707)	(18,040)	(67,872)

Net loss	$(612,348)	$(1,677,081)	$(860,537)	$(916,627)	$(4,066,593)

Basic and diluted loss per common share	$(0.005)	$(0.013)	$(0.006)	$(0.006)	$(0.029)

SYNTHETIC BLOOD INTERNATIONAL, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

April 30, 2006 and 2005

	Year Ended April 30, 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Research and development expenses	$219,466	$309,614	$304,987	$443,058	$1,277,125
General and administrative expenses	255,614	291,286	588,308	272,279	1,407,487

Total expenses	475,080	600,900	893,295	715,337	2,684,612
Other income	(1,658)	(944)	(4,799)	(4,413)	(11,814)

Net loss	$(473,422)	$(599,956)	$(888,496)	$(710,924)	$(2,672,798)

Basic and diluted loss per common share	$(0.004)	$(0.005)	$(0.007)	$(0.006)	$(0.020)

Basic and diluted loss per common share for each of the quarters presented above is based on the respective weighted average number of common and dilutive potential common shares outstanding for each period and the sum of the quarters may not necessarily be equal to the full year basic and diluted loss per common share amounts. For the periods presented, the effect of the Company’s common stock options and warrants are excluded from the diluted loss per share calculations since inclusion of such items would be antidilutive for that period.

NOTE K - SUBSEQUENT EVENTS

Subsequent to April 30, 2006 and through July 15, 2006, the Company received an additional $118,200 from the issuance of additional unsecured one-year notes payable. The notes were issued with a 9% original issue discount of totaling $11,690 and pay interest at 9% per year. In addition, the Company issued 2-year warrants to purchase 536,273 shares of common stock at $0.245 per share.

In addition the Company issued $70,000 of unsecured one-year 18% notes payable and 2-year warrants to purchase 760,000 shares of common stock at $0.245 per share.

Prospective investors may rely only on the information contained in this prospectus. Neither Synthetic Blood nor any selling security holder has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

SYNTHETIC BLOOD INTERNATIONAL, INC.

                     Shares

Common Stock

PROSPECTUS

                    , 2006

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Filing Fee	$1,028
Printing Fees and Expenses	10,000
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	30,000
Miscellaneous	3,972
TOTAL	$75,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The bylaws of Synthetic Blood provide that it shall indemnify its directors and officers against any liability resulting from any of their actions alleged to have occurred or omitted in their capacities as directors and officers except for liability arising out of their negligence or willful misconduct. The bylaws go on to provide that this indemnification is in addition to any other rights of indemnification that the directors or officers may be entitled by law or otherwise.

With respect to the issue of negligence, Section 14A:6-14 of the New Jersey Business Corporation Act provides that, in discharging their duties, directors and members of any committee designated by the board shall not be liable if, acting in good faith, they rely: (a) upon the opinion of counsel for the corporation; (b) upon written reports setting forth financial data concerning the corporation and prepared by an independent public accountant or certified public accountant or firm of such accountants; (c) upon financial statements, books of account or reports of the corporation represented to them to be correct by the president, the officer of the corporation having charge of its books of account, or the person presiding at a meeting of the board; or (d) upon written reports of committees of the board.

Section 14A:3-5 of the New Jersey Business Corporation Act provides that any corporation shall have the power to indemnify a corporate agent (any person who is or was a director, officer, employee, or agent) against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the foregoing standards of conduct. This Section further provides that any corporation shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Any indemnification under Section 14A:3-5, unless otherwise ordered by a court, may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct. Such determination shall be made by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

With respect to expenses, Section 14A:3-5 provides the corporation shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding, and may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.

The foregoing summaries are necessarily subject to the complete text of the statute and Synthetic Blood’s Bylaws referred to above and are qualified in their entirety by reference thereto.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

From April 30, 2006 through July 15, 2006, Synthetic Blood received $118,200 from the issuance of unsecured one-year notes payable. The notes were issued with a 9% original issue discount totaling $11,690 and pay interest at 9% per year. In addition, Synthetic Blood issued 2-year warrants to purchase 536,273 shares of common stock at $0.245 per share to the purchasers of the notes. In addition, Synthetic Blood issued $70,000 of unsecured one-year 18% notes payable and 2-year warrants to purchase 760,000 shares of common stock at $0.245 per share. The notes were issued in reliance on the on the exemption afforded by Regulation S adopted under the Securities Act of 1933 and Section 4(2) of the Securities Act of 1933.

In July 2005, Synthetic Blood closed on a financing transaction with four private investors. In the transaction Synthetic Blood issued to the investors unsecured convertible debentures in the principal amount of approximately $1.85 million payable over a term of three years beginning 120 days following the closing of the financing discounted on the date of issue at 10 percent per annum. Net proceeds to Synthetic Blood after the original issue discount, commissions, and the investors’ professional fees was approximately $1,145,500. The principal amount of the debentures is convertible to common stock at any time at the election of the holder at a rate of one common share for each $0.22 of principal. Synthetic Blood may, at its option and subject to certain conditions, make monthly payments on the debentures in common stock priced at the lower of $0.22 or 80 percent of the volume weighted average price for the common stock over the five trading days prior to the payment date. Synthetic Blood also issued to the investors warrants to purchase up to 8,409,083 of shares of common stock exercisable during a term of three years at an exercise price of $0.242 per share. The debentures and warrants were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933. The shares of common stock underlying the securities sold in this financing transaction have been registered for resale under the Securities Act of 1933.

During December 2004, Synthetic Blood received $1,800,000 and issued 9,000,000 shares of common stock to six investors at $.20 per share. Each investor also received three-year warrants for the purchase of 9,000,000 shares of common stock at $.275, callable by Synthetic Blood at $.55 per share. The shares were issued in reliance on the exemption afforded by Regulation S adopted under the Securities Act of 1933. Synthetic Blood will pay a total of $255,000 to a foreign financial consultant as compensation for his assistance with this placement.

Also in December 2004, Synthetic Blood received $87,500 issued 437,500 shares of common stock to seven investors at $.20 per share. Each investor also received three-year warrants for the purchase of 437,500 shares of common stock at $.275, callable by Synthetic Blood at $.55 per share. The shares were issued in reliance on the exemption afforded by Regulation D adopted under the Securities Act of 1933. Synthetic Blood will issue a total of 21,875 shares of common stock as compensation for assistance with this placement.

In December 2004, Synthetic Blood approved the issuance of two-year warrants to six investors to purchase 5,500,000 shares of common stock at a price of $.40 per share in consideration of the delayed registration of their stock.

In October 2004, Synthetic Blood entered into a stock purchase agreement with a foreign investor for the purchase of 2,500,000 shares of common stock at $.185 per share, plus 6,000,000 shares of common stock at $.20 per share. The agreement expired on November 30, 2004; however, in consideration for this investor’s efforts in assisting Synthetic Blood in raising additional capital, the agreement was extended to February 2005. The investor completed payment for the securities on July 7, 2005, and the transaction was closed on that date. The securities were sold under the exemption afforded by Regulation S of the Securities Act of 1933.

On May 25, 2004, Synthetic Blood sold 2,266,666 shares of common stock and 2,266,666 Series A Warrants, for $680,000 in cash to nine foreign investors. The securities were sold in reliance on the exemption afforded by Regulation S adopted under the Securities Act of 1933. Synthetic Blood registered the common stock sold in the offering, including the common stock underlying the warrants, for resale under the Securities Act of 1933. Under the Series A Warrants the holders have the right to purchase a total of 2,266,666 common shares at a price of $0.47 per share that expire on May 31, 2009.

From October 2003 to February 2004, Synthetic Blood sold 12,897,779 shares of common stock, at prices ranging from $0.15 to $0.18 per share for a total of $2,001,600. The shares were sold to approximately 23 foreign investors under the exemption afforded by Regulation S of the Securities Act of 1933. Synthetic Blood registered the common stock purchased by the foreign investors for resale under the Securities Act of 1933. In connection with the private placement, Synthetic Blood issued warrants for the purchase of 4,000,000 shares of its common stock at an exercise price of $0.20 per share that expired in September 2005, to five foreign financial consultants as compensation for their assistance with the placement. Further, Synthetic Blood issued 12,122,223 shares of common stock to an individual, a foreign financial consultant, in consideration for his advisory services related to the offering.

In December 2003 Synthetic Blood issued a warrant to purchase 2,500 shares of common stock at an exercise price of $0.01 that expires December 2, 2008 to each of James Reavis and Robert Skalnik as compensation for services. Synthetic Blood issued options to purchase common stock during the fiscal year ended April 30, 2004 to its directors, officers, and employees as compensation for services. The following table lists the options granted during the year.

Name	No. of Shares Covered by Option	Exercise Price ($)	Grant Date	Expiration Date
Howard Jones	10,000	0.15	05/01/03	05/01/13
	500,000	0.15	01/30/04	01/30/08

Roger A. Ekbom	10,000	0.15	05/01/03	05/01/13

Robert W. Nicora	150,000	0.22	08/01/03	08/01/13

Richard Kiral	75,000	0.15	03/01/04	03/01/14

Joan Mahan	15,000	0.44	03/01/04	03/01/14

Gary Clauson	55,000	0.22	09/01/03	09/01/13
	20,000	0.44	03/01/04	03/01/14

David Evitts	15,000	0.22	09/01/03	09/01/13

Yugi Higa	10,000	0.22	09/01/03	09/01/13

Each of the foregoing warrants and options were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

Exhibit No.	Exhibits Required by Item 601 of Regulation S-K

3.1	Certificate of Incorporation, including all amendments(1)

3.2	Amended and Restated Bylaws(1)

5.1	Opinion re Legality

10.1	Agreement with Leland C. Clark, Jr., Ph.D. dated November 20, 1992 with amendments, Assignment of Intellectual Property/ Employment(1)

10.2	Agreement between the Registrant and Keith R. Watson, Ph.D. Assignment of Invention(1)

10.3	Children’s Hospital Research Foundation License Agreement dated February 28, 2001(1)

10.4	1999 Employee Stock Plan(1)

10.5	Form of Option issued to Executive Officers and Directors(1)

10.6	Form of Option issued to Employees(1)

10.7	Form of Warrant issued to Service Providers(1)(2)

10.8	Employment Agreement with Robert W. Nicora(1)

10.9	Employment Agreement with Richard Kiral(1)

10.10	Form of Offshore Securities Purchase Agreement – May 2004(3)

10.11	Form of Series A Warrant issued in May 2004(3)

10.12	Form of Series B Warrant issued in May 2004(3)

10.13	Form of Series C Warrant issued in May 2004(3)

10.14	Registration Rights Agreement dated May 13, 2004(3)

10.15	Form of Warrant Issued to Overseas Investors – February 2005(4)

10.16	Securities Purchase Agreement dated July 8, 2005, including all exhibit, except for Exhibit D - Form of Legal Opinion, and excluding Disclosure Schedules(5)

23.1	Consent of Parsons Behle & Latimer(6)

23.2	Consent of Haskell & White LLP

(1)	These documents were filed as exhibits to the annual report on Form 10-K filed by Synthetic Blood with the Securities and Exchange Commission on August 13, 2004, and are incorporated herein by this reference.
(2)	This is the form of warrant to purchase common stock issued to certain service providers as follows:

Name	No. of shares	Exercise Price		Expiration
James Reavis	80,000 2,500	$ $	0.15 0.01	10/13/09 12/01/08

Robert J. Skalnik	17,476 5,769 7,143 2,500	$ $ $ $	0.01 0.01 0.01 0.01	12/29/05 01/12/06 09/06/06 12/02/08

(3)	These documents were filed as exhibits to the current report on Form 8-K filed by Synthetic Blood with the Securities and Exchange Commission on May 26, 2004, and are incorporated herein by this reference.
(4)	In February 2005, Synthetic Blood issued this instrument for the purchase of common stock at an exercise price of $0.40 per share that expires December 3, 2006 to the following persons in the amounts shown:

Markus Beck	1,000,000 shares
Andreas Camenzind	500,000 shares
Victor Dario	500,000 shares
Dusol Real Estate	2,000,000 shares
Aurelio Landolt	1,000,000 shares
Meier Simon	500,000 shares

This document was filed as an exhibit to the current report on Form 8-K filed by Synthetic Blood with the Securities and Exchange Commission on February 24, 2005, and is incorporated herein by this reference.
(5)	These documents were filed as exhibits to the current report on Form 8-K filed by Synthetic Blood with the Securities and Exchange Commission on July 14, 2005, and are incorporated herein by this reference.
(6)	The consent of Parsons Behle & Latimer is included in Exhibit 5.1

Financial Statement Schedules

None

ITEM 17.	UNDERTAKINGS

A.    The undersigned registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.    Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Costa Mesa, state of California, on August 3, 2006.

SYNTHETIC BLOOD INTERNATIONAL, INC.

By:	/S/ ROBERT W. NICORA
Robert W. Nicora, Chief Executive Officer (Principal Executive Officer)

By:	/S/ DAVID H. JOHNSON
David H. Johnson, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/S/ JONATHAN SPEES Jonathan Spees, Director	Date: August 3, 2006

/S/ ROBERT W. NICORA Robert W. Nicora, Director	Date: August 3, 2006

/S/ DAVID H. JOHNSON David H. Johnson, Director	Date: August 3, 2006